Post Qualification Amendment Number 1: Form 1-A POS for the Amended Preliminary Offering Circular qualified on July 28, 2022 for Facible BioDiagnostics, Inc. This Amendment incorporates one change. The Issuer has raised the minimum investment amount to $1,000.00 and has adjusted the Offering Circular accordingly.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A POS

Amendment #2

Preliminary Offering Circular

For

Facible BioDiagnostics, Inc.

A Delaware Corporation

 August 8, 2022

SECURITIES OFFERED : Equity in the form of Shares of Class A Common Stock

PRICE PER SHARE : $5.80 per Shares of Class A Common Stock

MAXIMUM OFFERING AMOUNT : $40,000,000.00 or 6,896,552 Shares

MINIMUM OFFERING AMOUNT : Not Applicable (No Minimum Offering Amount)

MINIMUM INVESTMENT : $1,000.00

CONTACT INFORMATION :

Facible BioDiagnostics, Inc.

366 SW 5th Ave, Ste. 104

Meridian, ID 83642

(208) 757-6996

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

Facible BioDiagnostics, Inc. (the “Company” or “Facible” or the “Issuer”) is a Delaware corporation, formed on March 28, 2019 by filing Certificate of Incorporation with the Secretary of the State of Delaware. The Company was previously operating as FACible BioDiagnostics, LLC until the Company converted to Facible BioDiagnostics, Inc. The Issuer is Facible BioDiagnostics, Inc. (see Exhibit 2 “Certificate of Incorporation and Other Corporate Documents” ). The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of Class A Common Stock denominated in shares (the “Shares”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.) The Company will offer Shares through facible.com (“Platform”), and through Rialto Markets, a FINRA-registered broker-dealer entitled to commissions upon the sale of the Shares. (See the “Terms of the Offering” below.) Persons who purchase Shares will be shareholders of the Company (“Shareholders” or “Investors”).

The minimum investment amount per Investor is one thousand dollars ($1,000.00), representing one hundred and seventy two and forty one hundredths (172.41) Shares at Five Dollars and Eighty Cents ($5.80) per Share. The Company is a run by a board of directors, comprised of four (4) directors (the “Board” collectively, “Director” when referring to a director). The day-to-day management and investment decisions of the Company are vested in the Board and in the officers of the Company (the “Officers”). The Company intends to use the Proceeds from this Offering (the “Proceeds”) to further research, develop, and commercialize the Company’s Q-LAAD Technology. This includes (1) expansion of compliant manufacturing capacity and scale; (2) seeking Emergency Use Approval with the FDA for the Company’s Q-LAAD COVID Test, and (3) approval by the FDA as an in-vitro diagnostic device.

The Company is conforming to the SEC Form 1-A disclosure format for this Offering Circular.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Forty Million Dollars ($40,000,000) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II” or “Tier II”). The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(F). Further, the acceptance of Investor subscriptions may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. (See “Terms of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market, however reserves the right to do so in the future. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares. (See “Risk Factors” below starting on Page 3)

Investors who purchase Shares will become Shareholders of the Company (“Investors” or “Shareholders” subject to the terms of the Certificate of Incorporation and Other Corporate Documents and the Bylaws of the Company (see Exhibits 2A and 2B, respectively) once the Company deposits the Investor’s investment into the Company’s main operating account. There are selling shareholders in this Offering. For more information please see “Selling Shareholders”, below.

The Officers will receive compensation from the Company as employees. (See “Risk Factors”, “Compensation of Directors and Officers” below.) Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment.

As of the date of this Offering Circular, the Company has engaged KoreConX as transfer agent in relation to this Offering. The Company has engaged Wilmington Trust as escrow agent for the Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN THREE (3) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates that sales will commence in Q3 – 2022.

	Price to Public*	Commissions**	Proceeds to Other Persons***	Proceeds to the Company
Amount to be Raised per Share	$5.80	$0.29	$0.483	$5.027
Minimum Investment Amount	$1,000	$50.00	$83.27	$866.72
Minimum Offering Amount	N/A	N/A	N/A	N/A
Maximum Offering Amount	$40,000,000	$2,000,000	$3,333,333.33	$34,666,666.67

*The Offering price to Investors was arbitrarily determined by the Board.

** The Company is not using an underwriter for the sale of Shares. These commissions listed are those for Rialto Markets, a FINRA broker-dealer. Rialto Markets is entitled to 2% on all passive sales of securities as placement agent. If securities are sold through the efforts of Rialto Markets, 8% will be due to Rialto Markets (instead of 2%) up to a maximum of $1,600,000 – for potential maximum commissions of $2,000,000. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. This represents the maximum amount of commissions that may be due to Rialto. See “Plan of Distribution “ below.

*** The Company intends to have selling shareholders as part of this Offering. See Plan of Distribution and Selling Shareholders, below. 574,713 Shares are being offered for the accounts of selling shareholders through this Offering.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this Offering Circular or to reflect the occurrence of unanticipated events

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Certificate of Incorporation and Company Bylaws, copies of which are attached hereto as Exhibit 2A and Exhibit 2B, respectively, and should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and these documents, Certificate of Incorporation and Bylaws shall prevail and control, and no Investor should rely on any reference herein to the Articles of Incorporation or Bylaws without consulting the actual underlying documents.

COMPANY INFORMATION AND BUSINESS	Facible BioDiagnostics, Inc. is a Delaware corporation. The is a principal place of business located at 366 SW 5th Ave, Ste. 104 Meridian, ID 83642
MANAGEMENT	The Company is managed by a board of directors comprised of four (4) Directors. The Company has four (4) Officers. See “Directors, Officers, and Significant Employees” below.
SECURITIES BEING OFFERED	Class A Common Stock shares, or the “Shares”, are being offered at a purchase price of $5.80 per Share. The Minimum Investment Amount for any Investor is $1,000.00. Upon purchase of the Shares, a Shareholder is granted (i) the right to vote on all matters subject to a Common Stock vote; and (ii) the right to receive dividends or disbursements, when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Shareholders, see “Description of the Securities” below.
COMPENSATION TO DIRECTORS	The Company pays the Directors and Officers salaries for their roles as Directors and Officers. Some of the Officers and Directors are also holders of Restricted Stock Units and/or Stock Options. For more information on this compensation see “Compensation of the Directors and Officers” section below.
The Director, Officers, and employees of the Company will not be compensated through commissions for the sale of the Shares through this Offering.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Directors and Officers have experience in biochemistry, operations, manufacturing, and other vital aspects of the Company’s business. See “Directors, Officers, and Significant Employees” below.
INVESTOR SUITABILITY STANDARDS	The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described below in the Summary.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.
LIMITATIONS ON INVESTMENT AMOUNT	For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth as determined under Rule 501(a) of Regulation D, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A and Rule 501(a) of Regulation D before purchasing the Shares.
COMMISSIONS FOR SELLING Shares

The Shares will be offered and sold directly by the Company, the Board, the Officers, and Company’s employees. No commissions for selling the Shares will be paid to the Company, the Board, the Officers, or the Company’s employees.

The Company is not using an underwriter for the sale of Shares. The commissions listed above are those for Rialto Markets, a FINRA broker-dealer. Rialto Markets is entitled to 2% on all passive sales of securities as placement agent. If securities are sold through the efforts of Rialto Markets, 8% will be due to Rialto Markets (instead of 2%) up to a maximum of $1,600,000 – for potential maximum commissions of $2,000,000. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. See “Plan of Distribution “ below.

NO LIQUIDITY	There is no public market for the Shares, and none is expected to develop in the near future. Additionally, the Shares will be transferable in accordance with Federal and state securities laws and Delaware Corporate law. However, the Shares will not be listed for trading on any exchange or automated quotation system. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. (See “Risk Factors” below.)
SELLING SECURITYHOLDERS	The Company intends on having Selling Shareholders as part of this Offering. 574,713 Shares are being offered on the account of Selling Shareholders through this offering. This equals $3,333,333.33 of the Proceeds. See Plan of Distribution and Selling Shareholders” below.
BONUS SHARES	The Company will issue bonus shares as part of this Offering for persons who invest within the first three weeks of the Qualification Date. After the expiration of three weeks from the Qualification Date, the Company will offer bonus shares to Investors who purchase $250,000 or more worth of Shares. See “Plan of Distribution and Selling Shareholders” below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, and other advisory fees.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

RISKS RELATED TO THE COMPANY AND ITS BUSINESS

The Company is has limited operating history.

The Company has no established business operations, and it is unclear at this point which, if any, of the Company’s current and intended plans may come into fruition and, if they do, which ones will be a success. The Company has incurred a net loss and has recorded no revenues since inception. There is no assurance that the Company will ever be able to establish successful business operations, become profitable or generate sufficient revenues to operate business or pay dividends.

The loss of any member of the Company’s management team or their inability to attract and retain highly-skilled scientists, engineers, clinicians, and salespeople could adversely affect company business.

Company success depends on the skills, experience and performance of key members of the Company’s management team, including the Officers and Directors. The individual and collective efforts of the Officers and Directors will be essential as the Company continues to develop the Company and the Q-LAAD Technology-based products.

Company research and development and manufacturing operations depend on the Company’s ability to attract and retain highly-skilled employees including scientists, technicians and engineers. The Company may not be able to attract or retain a sufficient number of qualified highly-skilled employees in the future due to the competition for qualified personnel in the medical device industry. The Company also faces competition from universities and public and private research institutions in recruiting and retaining highly-qualified scientific personnel. Recruiting and retention difficulties can limit the ability to support Company. The Company also does not maintain “key person” insurance on any of Company employees.

The Company may not be able to develop commercially viable products on the anticipated timetable, or at all.

The Company’s Q-LAAD Technology may be difficult to scale to a commercially viable level since it must meet expectations that it is equivalent or superior to traditional testing methodologies or diagnostic devices in terms of efficacy, safety, and cost efficiency. The Company still needs to develop and refine the Q-LAAD Technology, including the Q-LAAD COVID Tests, Q-LAAD Panel Tests, and manufacturing processes to ensure that Company the products meets performance goals and cost targets. The Company needs to perform additional laboratory and clinical trials, and may encounter problems and delays. If the clinical trials reveal technical defects or reveal that the Company’s products do not meet performance goals and cost targets, the Company’s commercialization schedule could be delayed as the Company would need to attempt to devise solutions to the defects or problems. If the Company were unable to find solutions, the Company’s business may not be viable.

The Company may not be able to successfully execute the business plan.

In addition to the requirement to successfully develop the Q-LAAD Technology for commercial success, the Company must also raise significant amounts of capital, foster relationships with key suppliers, and attract customers, there is no guarantee that the Company will be able to achieve or sustain any of the foregoing within the anticipated timeframe or at all – even though the Company’s principals are industry professionals. The Company may exceed the budget, encounter obstacles in research and development activities, or be hindered or delayed in implementing the Company’s commercialization plans - any of which could imperil the Company’s ability to secure customer contracts and begin generating revenues. In addition, any such delays or problems would require the Company to secure additional funding over and above what the Company currently anticipates they require to sustain business, which the Company may not be able to raise.

The Company relies on a single base technology, Q-LAAD Technology

The Company’s products all derive from the Q-LAAD Technology. The Company’s survival in near term depends on being able to prove the efficacy of the Q-LAAD Technology to the U.S. Food and Drug Administration (the “FDA”) for Emergency Use Authorization (“EUA”), authorization for commercial use as an In Vitro Diagnostic (“IVD”, and to a sufficient number of customers to make a profit. The Company’s current customer base is non-existent and the Company will only succeed if it can attract customers for its primary products and maintain those customers after approval by the FDA.

The Company has not yet generated revenue or profit and it may take a long time for the Company to become profitable.

The Company has not yet generated any revenue or profit. The Company does not yet have customers. The Company will work towards having increased sales of products after a successful Offering, but the Company anticipates that it will take at least forty-eight (48) months until the Company reaches profitability.

The Company’s ability to raise capital and to commercialize the Q-LAAD Technology be materially impacted by the COVID-19 pandemic. The full impact on the economy and the capital markets in the U.S. and the rest of the world from the COVID-19 pandemic are uncertain, in terms of both scale and duration. The high level of volatility in the capital markets may make it difficult to raise funds, especially for early stage companies that involve higher risk. If the Company is able to raise sufficient funds to begin the work of commercializing the Company’s products, the Company may have difficulty securing supplies needed or manufacturing and distribution partners. The impact of social distancing measures and related workforce reductions may negatively impact the ability of suppliers to deliver the Company to the components the Company needs for manufacture or the ability of any of the Company’s potential partners to operate effectively to meet Company requirements. In addition, many of the third parties that the Company would rely on for production and distribution are likely to be highly engaged in manufacturing products aimed at combatting the pandemic by manufacturing testing supplies and equipment, medical equipment and/or potential treatments. The Company cannot assure an Investor that, should they raise sufficient funds, they will be able to contract with suppliers, manufacturing partners or distribution partners at a level that would allow the Company to achieve profitability, or at all.

The Company’s products may not achieve market acceptance, thereby reducing the chance for success.

The Company is only in the early stages of marketing Q-LAAD Technology products. It is unclear whether these products and their features or other unanticipated events may result in lower sales than anticipated, which could force the Company to limit expenditures on research and development, advertising, and general Company requirements for improving and expanding product offerings. The Company cannot guarantee consumer demand or interest in current or future product offerings, which could have a material adverse effect on the business, results of operations, and overall financial condition.

If the market chooses to buy competitive products and services, the Company may fail.

Although the Company believes that its Q-LAAD Technology products will be commercially viable, there is no verification by the marketplace that the Q-LAAD Technology will be accepted by or purchased by customers at the scale desired by the Company. If the market chooses to continue to use competing products/procedures, it may be more difficult for the Company to ever become profitable which would substantially harm the business and, possibly, cause it to fail whereby the Investors could lose their entire investment. In addition to the Company’s dependency on their continued services of its key executives, the Company’s future success will also depend on the ability to attract and retain additional future key personnel. The Company may face intense competition for such qualified individuals from well-established and better financed competitors. The Company may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on the Company’s results of operations and financial condition.

The diagnostic industry is subject to rapidly changing technology which could make the Company’s Products and other products we develop obsolete.

The Company’s industry is characterized by rapid technological changes, frequent new product introductions and enhancements and evolving industry standards, all of which could make the Company’s Q-LAAD Technology obsolete. The Company’s future success will depend on their ability to anticipate and keep pace with the evolving needs of the industry on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. The attractiveness of the Company’s products partly depends on the ability to continue to add additional assays and tests in a timely manner. Failure to deliver such tests in the timelines suggested may affect the Company’s business plan and ability to obtain greater market penetration, or otherwise cause the Company to lose market share.

In recent years, there have been advances in methods used to analyze very large amounts of information. The Company must continuously enhance the Q-LAAD Technology and develop new products/tests to keep pace with evolving standards of care. If the Company does not update their products, including successfully developing new tests and pathogen panels, the existing products could become obsolete and sales of the Company’s Platform and any new products could decline, which would have a material adverse effect on Company business, financial condition, and results of operations.

Any future financing may result in ownership dilution to the Company’s existing Shareholders and may grant rights to future investors more favorable than the rights currently held by the Company’s existing Shareholders.

If the Company raises additional capital by issuing equity, equity-related, or convertible securities, the economic, voting and other rights of the Company’s existing shareholders (which would include Investors in this Offering) may be diluted, and those newly-issued securities may be issued at prices that are at a significant discount to the Offering price current and/or the then fair market value of the Shares. In addition, any such newly issued securities may have rights superior to those of the Company’s Common Stock as offered through this Offering. If the Company obtains additional capital through collaborative arrangements, they may be required to relinquish greater rights to technologies or products than the Company might otherwise have or become subject to restrictive covenants that may affect business.

Revenue derived from large orders could adversely affect the Company’s gross margin and could lead to greater variability in the Company’s quarterly, semi-annual, and annual results.

Large orders may be more sensitive to changes in the global industrial economy, may be subject to greater discount variability, lower gross margins, and may contract at a faster pace during an economic downturn compared to smaller orders. To the extent that the amount of Company net sales derived from large orders increases in future periods, either in absolute dollars or as a percentage of overall business, the Company’s gross margins could decline, and the Company could experience greater volatility and see a greater negative impact from future downturns in the global industrial economy.

The Company’s ability to raise capital and commercialize their medical device products may be materially affected by the COVID-19 pandemic.

In December 2019, the 2019 novel coronavirus (“COVID-19”) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

The Company’s ability to raise capital and to commercialize the Company’s Q-LAAD Technology may be materially impacted by the COVID-19 pandemic. The full impact on the economy and the capital markets in the U.S. and the rest of the world from the COVID-19 pandemic are uncertain, in terms of both scale and duration. The high level of volatility in the capital markets may make it difficult to raise funds, especially for early stage companies that involve higher risk. If the Company is able to raise sufficient funds to begin the work of commercializing the Q-LAAD Technology, the Company may have difficulty security supplies needed or manufacturing and distribution partners at a level that would allow the Company to achieve profitability, or at all.

Risks Related to Development and Regulatory Approval of The Company’s Products

Defects or errors in the clinical trial stage could set back the success of the Q-LAAD Technology products, requiring further investment without a guaranteed outcome.

Although the Company has conducted significant internal testing, the Company’s Q-LAAD Technology may contain undetected defects or errors when placed into IVD or EUA trials, which could result in significant costs to the Company and impair their ability to sell their products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect operating results.

The FDA has substantial discretion in the approval process and may either refuse to consider the Company’s application for review or may form the opinion after review of the data that the Company’s application is insufficient to grant approval for commercial use.

Commercialization of the Q-LAAD Technology will require FDA and other regulatory approval before sold commercially. The FDA and other comparable foreign regulatory authorities each have substantial discretion in the approval process and may either refuse to consider the business’s application for commercial authorization clinical trials or may form the opinion after review of the Company’s clinical trial data that the Q-LAAD Technology is insufficient for the applied for labeling. Approval procedures very among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in United States. Moreover, any approvals that the Company obtains may not cover all of the clinical indications for which the Company will seek approval, or could contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use. In such an event, the Company’s ability to generate revenues from such products would be greatly reduced and business would be harmed.

Changes in the way the FDA and other comparable regulatory authorities regulate or notified bodies assess products developed, manufactured, validated and marketed by commercial manufacturers like us could result in delay or additional expense in offering the Company’s products and products that the Company may develop in the future.

In the U.S., the Company plans to market the Company’s SARS-CoV-2 test, if approved, authorized or cleared, pursuant to the “Policy for Diagnostic Tests for Coronavirus Disease-2019 during the Public Health Emergency” issued by FDA on March 16, 2020. This policy allows for the limited development and distribution of diagnostic test kits and antibody tests to detect viral particles and identify antibodies of the SARS-CoV-2 virus by commercial manufacturers, subject to certain notification requirements. Unless and until such an Emergency Use Authorization is issued that authorizes additional testing environments for a specific test, under the Clinical Laboratory Improvement Amendment of 1988, or CLIA, use of that test is limited to laboratories certified to perform high complexity testing, including testing at the Point-of-Care (“POC”) when the site is covered by the laboratory’s CLIA certificate for high-complexity testing. The Company has yet to obtain an Emergency Use Authorization (“EUA”) from the FDA for the Q-LAAD COVID Test. An EUA allows a test to be used at POC facilities should the test be deemed to be CLIA-waived through FDA authorization of the test for use at the POC under the EUA. There can be no assurance that the EUA request that the Company will submit for the Q-LAAD COVID Test will be granted on a timely basis or at all. The FDA or other comparable regulatory agencies may prioritize certain applications or submissions based on the testing methodologies or other factors. In addition, FDA has issued and may issue further guidance or change regulatory requirements at any time, which may delay the Company’s marketing and sales efforts and/or necessitate costly measures to maintain regulatory compliance with respect to these and any future products, which would have a determined effect on the Company’s business.

For the Company’s other Q-LAAD Technology-based products, classified as In Vitro Diagnostic devices for other indications, the Company may not market these devices for POC until the Company has received the requisite regulatory approvals, clearances, classifications or certifications for each product. The Company’s product development program may be curtailed, redirected, eliminated or delayed at any time for many reasons, including if the FDA, other regulators or notified bodies change how these devices are regulated or assessed, and the Company cannot predict whether the Company will successfully develop and commercialize these devices. The FDA or a comparable regulatory authority may require more information, including additional clinical data, to support approval, clearance, classification or certification, which may delay or prevent approval and the Company’s commercialization plans for the Q-LAAD Technology, or the Company may decide to abandon the development program. Any of the foregoing scenarios could materially harm the commercial prospects of the Company’s products.

Approval and/or clearance by the FDA and foreign regulatory authorities for any diagnostic tests may take significant time and require significant research, development, and clinical study expenditures and may not ultimately succeed.

Before the Company begins to label and market Q-LAAD Technology for use as clinical diagnostics in the United States, unless an exemption applies, the Company will be required to obtain either 510(k) clearance or pre-market approval from the FDA. In addition, the Company may be required to seek FDA clearance for any changes or modifications to the Company’s products that could significantly affect the products’ safety or effectiveness, or would constitute a change in intended use. The 510(k) clearance processes can be expensive, time-consuming and uncertain. In addition to the time required to conduct clinical trials, if necessary, it generally takes from four to twelve months from submission of an application to obtain 510(k) clearance may never be obtained. Even if the FDA accepts a 510(k) submission for filing, the FDA may request additional information or clinical studies during its review. The Company’s ability to obtain additional regulatory clearances for new products and indications may be significantly delayed or may never be obtained.

In addition, the Company may be required to obtain pre-market approvals (“PMAs”) for new products or product modifications. The requirements of the more rigorous PMA process could delay product introductions and increase the costs associated with FDA compliance. As with all in vitro diagnostic products, the FDA reserves the right to redefine the regulatory path at the time of submission or during the review process, and could require a more burdensome approach. Even if the Company was able to obtain regulatory approval or clearance, it may not be for the uses we believe are important or commercially attractive, in which case the Company would not be permitted to market their product for those uses.

A 510(k) clearance or PMA approval for any future medical device product would likely place substantial restrictions on how the device is marketed or sold, and the Company will be required to continue to comply with extensive regulatory requirements, including, but not limited to, quality system regulations (“QSR”) registering manufacturing facilities, listing the products with the FDA, and complying with labeling, marketing, complaint handling, adverse event and medical device reporting requirements and corrections and removals. The Company cannot assure that they will successfully maintain the clearances or approvals the Company may receive in the future. In addition, any clearances or approvals the Company obtains may be revoked if any issues arises that bring into question the Company’s products’ safety or effectiveness. Any failure to maintain compliance with FDA regulatory requirements could harm our business, financial condition and results of operations

Risks Related to the Securities and the Offering

The Company is controlled by Dr. Steven Burden, Ph.D., Chairman/Board of Directors and Chief Executive Officer

The Company’s Chairman of the Board and Chief Executive Officer is the beneficial owner of a majority of the Company’s Shares of Common stock (Class A and Class B Common Stock) as of the date of this Offering Circular. Upon a successful Offering (where the Maximum Offering Amount is raised) Dr. Steven Burden, Ph.D. will still own a majority of the Company’s voting stock. Investors in this Offering will not have a majority of voting Shares and therefore will not have the have the ability to control a vote of the Shareholders without consensus from Steven Burden or other Common Stock Shareholders. Dr. Steven Burden, Ph.D., therefore, has complete control as to the direction of the Company. There is a disproportionate reliance on Dr. Steven Burden, Ph.D. for the operation of the Company, and therefore a risk that the direction of the Company may change if Dr. Steven Burden, Ph.D. is unable to perform his duties as Director and Officer.

Class A Common Stock Shares offered through this Offering have less voting power than other outstanding classes of stock.

There are three classes of stock currently outstanding for the Company, Class A Common Stock, Class B Common Stock, and Preferred Stock. In matters that require a vote of the Shareholders, Class A and Preferred Stock are entitled to one vote for each Share. Class B Common Stock is entitled to nine votes for each share. This means that Class B Common Stock holders have a disproportionate degree of control over Shareholder votes. Upon a successful Offering, in which the Maximum Offering Amount is raised through the sale of Class A Shares, the Class A Shareholders will still not have a majority of voting power in shareholder votes.

Preferred Shareholders have a liquidation preference.

The Company currently has outstanding preferred shares that have a liquidation preference to Class A Common Shares. This means that, in the event the Company liquidates its assets, the Preferred Shareholders will receive distributions form the liquidated assets prior to the Class A Shareholders.

There is a possibility that the liquidated assets, after distribution, will not be enough to entitle any Class A Shareholder to any distributions.

There is no current market for the Shares.

There is no market for the resale of Company Shares and none is expected to arise for the foreseeable future. Investors should assume that they may not be able to liquidate their investment.

The Offering Price was not established on an independent basis; the actual value of an investment may be substantially less than what Investors pay for the securities.

The Company’s Board of Directors established the Offering price of the Company’s Shares on an arbitrary basis. The Offering price of the Shares bears no relationship to the book or asset values or to any other established criteria for valuing Shares. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that an Investor would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Bonus Shares have a potentially dilutive effect.

As part of this Offering, the Company is offering Bonus Shares to certain investors (See “Plan of Distribution” below). There is the potential that the Company sells the Shares solely through investments subject to the award of Bonus Shares. In the event the Company sells the Shares solely through investments subject to the award of Bonus Shares, the Company could only raise Proceeds equaling $20,000,000 or 50% of the Maximum Offering Amount. In the event the Company sells the Shares in amounts less than the total number of Shares offered, the Bonus Shares may still have a dilutive effect to where the Maximum Offering Amount is not reached.

The Company and Current Shareholders have enacted a Voting Agreement

The Company and Shareholders (as of the date of this Offering Circular) (“Current Shareholders”) have enacted a Voting Agreement. The Voting Agreement calls for Current Shareholders to vote all of their Shares for acts including, but not limited to: (1) Composition of the Board; (2) Authorization to increase amount of Common Stock; (3) To vote in favor of the sale of the Company (Drag-Along right) upon a majority vote.

This Voting Agreement only applies to Investors in this Offering if such an Investor purchases more than 1% of the Company’s then outstanding capital stock. Prior to the issue of 1% or more of the Company’s then outstanding capital stock, and Investor will be required, as a condition precedent, to adopt the Voting Agreement. For Investors in this Offering the Voting Agreement does apply to, the Investor has no discretion as to whether the Investor decides to vote in Shareholder votes. Furthermore, such an Investor may be obligated to vote in a manner contrary to Investor’s wishes in certain situations. Additionally, could impair the value of the Shares in the event an Investor desires to transfer, assign, or sell the Shares after purchasing them.

For Investors in this Offering the Voting Agreement does not apply to, the existence of the Voting Agreement could impair the ability of the investor to control the direction of the Company through a Shareholder vote. Furthermore, the existence of the Voting Agreement could impair the value of the Shares in the event an Investor desires to transfer, assign, or sell the Shares after purchasing them.

The Company and Current Shareholders have enacted a Right of First Refusal and Co-Sale Agreement

The Company and Current Shareholders have enacted a Right of First Refusal and Co-Sale Agreement. This agreement, attached hereto in Exhibit 3, provides Current Shareholders the Right to Co-Sale, in the event a Current Shareholder wishes to transfer their stock to a third-party. Additionally, it grants the Company a Right of First Refusal if such a sale is proposed.

Investors in this Offering are not subject to this agreement and no such restrictions on alienability exist for Class A Common Shares sold through this Offering.

There is a risk that the Company may find itself in a situation where exercising the Right of First Refusal is prudent, on the one hand, or reasonably necessary on the other. In such a case, the Company will be required to use some of the Proceeds from this Offering to purchase the Shares. This could be detrimental to the proposed goals of the Company and may affect the success of the Company. The Right to Co-Sale may have a detrimental effect on the ability of an Investor in this Offering to be able to sell their Shares. Even though the Right to Co-Sale does not apply to Investors in this Offering, potential third party buyers may believe that all Class A Shares have A Right of First Refusal or Co-Sale and may be discouraged from buying an Investor’s Shares Purchased through this Offering.

Prior to the Company’s conversion from a Delaware limited liability company to a Delaware corporation, the Company issued profits interests, which were intended to be issued pursuant to its former incentive plan, that, due to a late tax election, extinguished or voided those profits interests, creating liability exposure to the Company.

Between April 1, 2019 and February 5, 2021, the Company issued 5,240,420 profits interests (to members and service providers of the Company.  These profits interests were issued with the intent that they would be treated as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-34 I.R.B.191, and any Treasury Regulations, revenue rulings or procedures, notices or other guidance governing transfer of partnership equity in connection with the performance of services. These profits interests are discussed in the Company’s financial statements in Note I to the balance sheet.

On April 25, 2022 the Board of Directors ratified a 1:1 conversion of the LLC’s previous incentive units (issued January 2020) to restricted stock units (“RSUs”) for holders of the previous LLC incentive units. These RSUs are convertible into Class A Common Stock Shares at a conversion rate of 1:1 or at the fair market value of one Share of Class A Common Stock. Additionally, the Board authorized the grant of additional RSUs to Steve Burden, Brent Fawson and Clementine Bohachek. The total number of RSUs granted to these three persons equaled 981,730.

On October 7, 2021, the Company filed a Form 8832 with the Internal Revenue Service (“IRS”) requesting late election relief and electing to be taxed as a C-Corporation effective January 1, 2020.  The IRS subsequently accepted the Company’s Form 8832 converting the Company’s tax status from a partnership to a C-Corporation effective January 1, 2020.  As a result of this late tax election, a technicality occurred causing the profits interests to either extinguish or to be void ab initio.  This is because profits interests are a creature of partnership tax law and the Company elected retroactively to be treated as a C-Corporation for tax purposes.

In an attempt make these profits interest holders whole, the Company issued a total of 5,240,420 RSUs to these individuals pursuant to its 2022 Stock Option and Equity Incentive Plan.  The Restricted Stock Unit Agreements memorializing the grants included a liability waiver related to the profits interests being extinguished or void, but the liability waiver may be limited by applicable law.  As such, the Company cannot and has not eliminated all possible liability exposure related to the profits interests.

DILUTION

On April 25, 2022 the Company converted from a Delaware limited liability company to a Delaware corporation. This conversion was executed through, the filing of a Certificate of Conversion with the Delaware Secretary of State (see Exhibit 2A “Certificate of Incorporation and Other Corporate Documents”. The Officers and Directors of the Company received a 1:1 conversion of their LLC Membership Units to Class A Common Shares.

As part of this Conversion, an additional class was created, Class B Common Shares. Class B Common Shares have no rights to distributions or liquidation. These Class B Common Shares are solely in place for voting rights, which have 9:1 voting rights over Preferred Shares and Class A Common Shares. Class B Common Shares have a par value of $0.001 per share. The Officers and Directors were granted an aggregate of 18,775,000 shares of Class B Common Stock at par value on April 25, 2022. Only Class A Common Stock Shares are being offered through this Offering. Class B Common Shares and Preferred Shares are not being offered in this Offering.

Between April 1, 2019 and February 5, 2021, the Company issued 5,240,420 profits interests (to members and service providers of the Company.  These profits interests were issued with the intent that they would be treated as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-34 I.R.B.191, and any Treasury Regulations, revenue rulings or procedures, notices or other guidance governing transfer of partnership equity in connection with the performance of services. These profits interests are discussed in the Company’s financial statements in Note I to the balance sheet.

On April 25, 2022 the Board of Directors ratified a 1:1 conversion of the LLC’s previous incentive units (issued January 2020) to RSUs for holders of the previous LLC incentive units. These RSUs are convertible into Class A Common Stock Shares at a conversion rate of 1:1 or at the fair market value of one Share of Class A Common Stock. Additionally, the Board authorized the grant of additional RSUs to Steve Burden, Brent Fawson and Clementine Bohachek. The total number of RSUs granted to these three persons equaled 981,730.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal (facible.com) to invest. The Company has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the Share sales in exchange for a 2% commission fee on the aggregate sales. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Share sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There is no minimum offering amount for this Offering. The Company has engaged Wilmington Trust as escrow agent for this Offering. Since there is no minimum offering amount, the Company has no plan to return any funds to Investors. Proceeds will go directly from the escrow agent to the Company’s operating account.

The Company will not limit or restrict the sale of the Shares during this 12-month Offering. No market exists for the Shares and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of developing and manufacturing medical devices, and none of them are, or have ever been, brokers nor dealers of securities. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this Offering. Rialto is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto has agreed to use their best efforts to arrange for the sale of the Shares offered through this Offering Circular. In addition, Rialto may engage other brokers to sell the securities on their behalf. Rialto will receive compensation for all passive sales of the Shares offered and sold pursuant to this Offering Circular at a rate of 2% of the gross Proceeds for a maximum of $800,000. The Company may pay Rialto 8% of the gross Proceeds from the sale of up to $20,000,000 in Common Stock resulting from the direct selling efforts of Rialto not to exceed $1,600,000

In the event that Rialto’s targeted selling efforts lead to sales of up to $20,000,000 in Shares of Common Stock, Rialto will be entitled to 8% of the gross Proceeds from the sale of such Shares of Common Stock not to exceed $1,600,000. If Rialto’s efforts lead to all $20,000,000, the maximum commissions to be charged would be $2,000,000. The $2,000,000 is made up of 8% of $20,000,000, or $1,600,000, and 2% on the remaining $20,000,000 for $400,000. There will not be any commissions charged at a combined 10%.

The Company will also publicly market the Offering using general solicitation through methods that include emails to potential Investors, the internet, social media, and any other means of widespread communication.

The Offering Circular will be furnished to prospective Iinvestors via download 24 hours per day, 7 days per week on the Company’s website at healthysole.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto in connection with this Offering by the Company:

	Price Per Share	Total Offering
Public Offering Price	$5.80	$40,000,000
Placement Agent Commissions	$0.29*	$2,000,000*
Proceeds, Before Expenses	$5.51	$38,000,000

*This represents the maximum potential commissions due to Rialto, the commissions actually due may be less than this number conditional on the success of Rialto’s targeted sales efforts.

Other Terms

Rialto has also agreed to perform the following services in exchange for the compensation discussed above:

- Act as lead broker for the Offering, coordinating efforts of parties involved and providing regulatory guidance;

- Manage the back-end process of the Offering Platform technology, Investors use to invest in the Offering;

- Reviewing marketing materials if requested;

- Performing AML/KYC checks on all Investors, and;

- Providing other financial advisory services normal and customary for Regulation A offerings and coordinate with the Company’s registered transfer agent and legal representatives.

In addition to the commissions described above, the Company will also pay $6,500 to Rialto for out-of-pocket accountable expenses paid prior to commencing the Offering. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Company will pay Rialto $10,000 consulting fee upon the issuance of the FINRA No Objection Letter and a $5,000 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Company will forward the fees required for state notice filing fees, estimated to be approximately $13,000. Assuming the full amount of the offering is raised and that Rialto's targeted selling efforts lead to sales of $20,000,000, the Company estimates that the total fees and expenses of the Offering payable by the Company to Rialto will be approximately $2,000,000. Maximum expected out of pocket expenses total $34,500.

Selling Securityholders

Investor	Common Shares Owned Prior to Offering	Common Shares offered for sale	Common Shares Owned After Offering
Casi Wyatt	6,968	6,968	0
Brett Blasechek	454,121	30,804	423,317
MFP LLC	900,000	23,281	876,719
Life Science Intelligence, Inc.	1,000,000	25,867	974,133
Mark N. Guho Family Trust	21,182	21,182	0
Scott S Huerd and Sogol Nowbar Living Trust	21,182	21,182	0
Bill Deitrich	21,182	21,182	0
Nate Bohachek	3,735	3,735	0
HIT Ventures	608,462	151,623	456,839
Gary Hawkins	44,652	44,652	0
Daniel Burden	8,084	8,084	0
Mark Hawkins	28,662	28,662	0
Paul Liljenquist	28,662	28,662	0
LIT Investments	608,462	73,692	534,770
Mackay Holdings	28,662	28,662	0
Richard and Yvonne Fawson Family Trust	4,698	4,698	0
Fawson Business Services	11,218	11,218	0
Payette River Finance, LLC	8,666	8,666	0
Ryan Slobodian	1,232	1,232	0
Iverson Family Revocable Trust	3,079	3,079	0
William Jones	7,522	7,522	0
William and Stephanie Zimmerman	15,045	15,045	0
William Zimmerman IRA	5,015	5,015	0
Total Shares Offered by Selling Shareholders		574,713

The Shares being offered for resale by the Selling Shareholders consist of 574,713 Shares of Common Stock as held by 23 Shareholders. This represents 2.5% of the total outstanding Class A Common Stock Shares as of the Date of this Offering Circular.  The Shares being offered by the Selling Shareholders hereby are being qualified to permit public secondary trading and the sale of such Shares by the Placement Agent, and the Selling Shareholders may offer all or part of the Shares for resale from time to time. However, the Selling Shareholders are under no obligation to sell all or any portion of such Shares nor are the Selling Shareholders obligated to sell any Shares immediately upon effectiveness of this Offering Circular.

Rialto has agreed to sell Shares offered by the Selling Shareholders on a basis of one (1) Selling Shareholder Share for each two (2) Shares Offered by the Company; provided, however, no Shares held by the Selling Shareholders will be sold until the Company has sold Shares and raised gross Proceeds in the amount of at least $30,000,000.  After the Company has sold $30,000,000 in Shares, Rialto will sell Shares on behalf of both the Company and the Selling Shareholders who desire to sell Shares.  If more than one Selling Shareholder desires to sell Shares, such Shares shall be offered on a pro-rata basis by Rialto. In addition, the Company may use a portion of the Proceeds to repurchase Shares from one or more Shareholders.

Bonus Program

Certain Investors will be eligible to receive additional Shares of Common Stock (“Bonus Shares”) depending upon the amount invested by such Investors.

First three weeks of Offering

The Company will be offering one Bonus Share for each purchased Share to Investors that invest within the first three weeks following Qualification of the Offering (not including the date on which the Offering is qualified).

After first 3 weeks for those who invest $250,000 or more:

After the first three weeks of the Offering have expired, the Company will be offering Bonus Shares for all investments over $250,000. The value of the Bonus will be equal to 20% of the investment.

The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the Proceeds that the Company receives. The issuance of these Bonus Shares will have a maximum potential dilutive effect of 50% or 6,896,552 Shares. This means that the actual gross Proceeds raised could equal $20,000,000.

USE OF PROCEEDS

The Company intends to use the Proceeds of this Offering to further research, develop, and commercialize the Company’s Q-LAAD Technology. This includes (1) expansion of compliant manufacturing capacity and scale; (2) seeking Emergency Use Approval with the FDA for the Company’s Q-LAAD COVID Test, and (3) approval by the FDA as an in-vitro diagnostic device.

	25%	50%	75%	100%
Offering Expenses	$4,000,000	$5,000,000	$6,000,000	$6,700,000
Selling Shareholders	—	—	—	$3,333,333
Working Capital	$2,000,000	$3,300,000	$5,500,000	$8,300,000
Research and Development for the Company’s Products	$4,000,000	$9,950,000	$15,500,000	$18,541,667
Clinical Testing	—	$1,750,000	$3,000,000	$3,125,000
Total	$10,000,000	$20,000,000	$30,000,000	$40,000,000

Capital Raise Marketing and Offering Costs - $6,700,000

The Company expects to use $6,700,000 of the Proceeds to pay for the costs of this Offering including investor acquisition costs and commissions.

Capital Raise Marketing and Administrative Costs - $4,000,000

The Company intends to spend approximately $4,000,000 in the advertising of the Offering in order to and acquire new Investors. Included in these are administrative costs for raising capital, including marketing campaign management and other professional and administrative services related to the Offering.

Offering Costs and Commissions - $2,700,000

Fees are comprised of broker-dealer commissions and payment fees, transfer agent fees, legal fees, administrative fees, application/filing fees, and audit fees.

Selling Shareholders - $3,333,333

The Company anticipates $3,333,333 of the Proceeds to go to the accounts of Selling Shareholders. For an in depth discussion regarding Selling Shareholders, please see “Plan of Distribution and Selling Shareholders” above.

Facility and Manufacturing Process Improvement - $8,300,000

The Company intends to spend approximately $8,300,000 on: (1) Research and Development Facilities, Internal Operations, and Overhead; and (2) Regulatory, manufacturing improvements, and quality system updates.

Research and Development Facilities, Internal Operations, Salaries, and Overhead - $7,000,000

The Company intends to spend $7,000,000 on the creation/further development of the Company’s research and development facilities. This includes expansion of the internal operations, and overhead derived from operations. These anticipated costs are comprised of employee salaries and benefits, facilities, facility improvements, and other day-to-day operational activities. These employee salaries include payments from these Proceeds to the Officers and Directors.

Regulatory, manufacturing improvements, and quality system updates - $2,000,000

In addition to normal operations and overhead as described above, funds will be used to upgrade current product and operational systems. These additional costs include implementation and ongoing compliance with ISO13485:2016. This will ensure the Company complies with FDA Good Manufacturing Practices (“GMP”) including implementation of systems such as manufacturing quality assurance, internal quality management systems, and design and development controls.

Research and Development for the Company’s Products - $18,541,667

(See “Description of the Business” section below for a more detailed discussion of the Research and development/regulatory approval process)

The Company intends to spend upwards of $18,541,667 on the research and development of the Company’s products including the research and development of: (1) High throughput SARS-CoV-2 Q-LAAD assay for Omicron and other variants; (2) Point-of-Care Test Platform development.

High throughput SARS-CoV-2 Q-LAAD assay update - $1,500,000

The Company expects to use $1,500,000 of the Proceeds to update the current assay to increase sensitivity to the Omicron Variant of COVID. New “Fluorogenic Logic-gated Aptamers” (“FLA” or “Aptamers”) probes will be selected, applied to the current high throughput assay format, and optimized for increased sensitivity and verification studies as required by the FDA for Emergency Use Authorization.

Point of Care (POC) multiplexed respiratory panel - $17,041,667

The Company intends to use the largest sub-section of the Proceeds for research and development of a Point-of-Care Test Platform (“POC Platform”). This is significant in that a successful use of these Proceeds will result in a production-level series of products that rely on the Q-LAAD Technology. The initial development of these products will be focused on the 6-Panel Respiratory Panel to detect up to six respiratory diseases including influenza A/B, Respiratory Syncytial Virus, SARS-CoV-2, Epstein Barr Virus, Human Metapneumovirus.

The 6-Panel Respiratory Panel will be the first of several multiple-disease panels researched and developed by the Company.

The Proceeds will used to design, test, iterate, and manufacture POC Platform consumables including the testing discs containing the various FLAs for each disease onto which the sample is placed (the “Chips”).

Included in the research and development process for this (and other) products are the development and testing of different designs. These various designs will then be internally evaluated for fit with intended use, ease of use, speed, accuracy, and stability.

The Company may conduct verification studies to ensure that the designs have acceptable performance regarding (1) reagent/sample stability (2) sensitivity; (3) specificity (4) endogenous substance interference/cross reactivity; (5) microbial interference/cross reactivity; (6) high-dose hook effect; and (7) limit of detection.

The Company will develop the Analyzer in parallel with the POC Platform consumables, including the test chips. Designs, testing, and validations will take place to ensure current and future compatibility of the analyzer with Q-LAAD Technologies.

Clinical Validation Studies - $3,125,000

The Company intends on using approximately $3,125,000 clinical validation studies related to the FDA approval of the Q-LAAD COVID Test(s) and other Company products. The Company will run FDA-required clinical studies after acceptable verification studies have been finished. In addition to the required EUA, pilot scale manufacturing will be performed to validate the quality of the SARS-CoV-2 Q-LAAD product. For a more detailed discussion of the regulatory approval process, see “Description of the Business” below.

The Company reserves the right to change the use of Proceeds. If, after qualification of the Offering Circular by the SEC, the Company believes that a change in circumstances has occurred warranting a material and significant modification of the anticipated Use of Proceeds, the Company will submit a post-qualification amendment to the SEC indicating the anticipated changes in uses of the Proceeds.

DESCRIPTION OF THE BUSINESS

Corporate History

The Company was originally formed as Facible BioDiagnostics, LLC on March 28, 2019 a Delaware limited liability company. On April 25, 2022 the Company converted to a Delaware corporation Facible BioDiagnostics, Inc. in anticipation of this Offering. The Following subsection titled “Conversion from LLC to Corporation” has supporting documentation attached hereto as Exhibit 2A “Certificate of Incorporation and Other Corporate Documents”.

Conversion from LLC to Corporation

On April 25, 2022 the Company executed a conversion from FACible BioDiagnostics LLC (“Facible LLC”), a Delaware limited liability company, to FACible BioDiagnostics, Inc. a Delaware Corporation by filing a Certificate of Conversion with the Delaware Secretary of State.

The Company has authorized 121,159,379 shares of common stock, $0.001 par value per share (the “Common Stock”), consisting of (1) 102,384,379 Shares of Class A Common Stock, 29,346,045 Shares of which were issued and outstanding immediately after the Conversion; and, (2) 18,775,000 shares of Class B Common Stock all of which were issued and outstanding immediately after the Conversion (hereinafter “Class A Shares” and “Class B Shares”, respectively).

The Company has authorized 18,840,621 shares of Series A Preferred Stock, $0.001 par value per share (the “Preferred Stock”), 18,840,621 (Preferred) shares of which were issued were issued and outstanding immediately after the Conversion.

The Company has reserved 12,583,654 Shares of Class A Common Stock for issuance to Officers, Directors, employees, and consultants of the Company pursuant to Stock Option and Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders. None of such reserved Shares of Class A Common Stock are issued and outstanding as of the date of this Offering Circular.

Prior to the conversion to a corporation, the Company raised approximately $4,790,000 from third-party investors in exchange for Simple Agreements for Future Equity (a “SAFEs”). To eliminate these SAFEs prior to this Offering, the Company authorized 18,840,621 Shares of Series A Preferred Stock concurrent to the conversion of to a corporation. In this Certificate of Designation, the Company indicated that 18,840,621 shares of Series A Preferred Stock was issuable to each holder of a Modified Simple Agreement for Future Equity of the Company which collectively had an aggregate original issue price of $4,790,000, in exchange for such holders’ cancellation and conversion of each outstanding SAFE.

Summary of the Business

The Company has developed Quantum-Logic Anazyme Analyte Detection (“Q-LAAD”) technology (the “Technology”). The Q-LAAD Technology is a new approach to diagnostic testing,

with the potential to be used by a variety of industries (healthcare, agricultural, veterinary, pharmacological, etc.) The Q-LAAD Technology has the potential to deliver the fastest and most accurate results of the detection of viruses, bacteria, contaminants, and nearly any other target molecule. At this time, the Company is only pursuing products within the medical diagnostic testing field, specifically testing for SARS-CoV-2 and variants (collectively “COVID”). As of the date of this Offering Circular the Company’s only developed product is a test for COVID (the “Q-LAAD COVID test”).

The Company’s intention with these Q-LAAD COVID tests and other Q-LAAD Technology-based products is to provide hospital-grade diagnostics to everyone, everywhere regardless of geographic or socioeconomic status. The scientific methodology and unique biochemistry of the Q-LAAD Technology makes this feasible.

The Q-LAAD Technology

Q-LAAD Technology uses fluorogenic-logic aptamers (“FLAs”) to signal the presence of a target molecule. Q-LAAD Technology-based tests are powered by three-dimensional structures made from nucleic acid polymers called aptamers. Unlike other similar structures, aptamers can perform programmed and defined functions. In other words, aptamers can be ‘programmed’ or designed to bind with a high affinity and specificity to target molecules. Aptamers can bind to nucleic acid, proteins, and other small organic compounds. Put very simply, they are organic molecules that can bind to targeted, and specified, organic molecules.

Prior to the Company’s Q-LAAD innovation, it was difficult to detect if and when an aptamer was bound to a target molecule. The Q-LAAD Technology is centered around the quantum-logic-gated mechanism engineered into the aptamer, which emits photons if the aptamer binds to the target molecule. The result of merging the two pieces together is the FLA. The FLA works by specifically binding a target of interest which induces the structure to change shape. Once the structure shifts, a second binding pocket forms and allows the FLA to bind the fluorogenic reporter molecule (fluorophore). Once the fluorophore is bound, a change in signal intensity (brightness) indicates the presence of the target molecule.

For example, an aptamer can be designed to bind to a unique protein found on a certain type of fungal spore. If that specific fungal spore is present in the sample, the aptamer will bind to it. The Company’s Q-LAAD Technology is a fluorogenic aptamer. This means that once the aptamer has bound to the targeted molecule, it emits fluorescence under a visible wavelength light. In the case of the previous example, if the fluorogenic aptamers are applied to the sample, and the sample displays fluorescence under the blue light, the conclusion is that the presence of the specific fungal protein is positive. FLAs can be chemically synthesized enabling decreases in production time and batch-to-batch variation which allows development to be separated from production.

The Analyzer (Hardware)

The above is the fundamental chemical mechanism of the Q-LAAD Technology. In addition to the FLAs, the Company has developed a prototype hardware detection system that is relatively low cost and very effective.

The second integral component to the Q-LAAD Technology-based tests is the analyzer (the “Analyzer”) that interprets the biochemical reactions from the FLAs binding to the target molecule. A sample is placed into the Analyzer after being subjected to the FLA solution specific to the target molecule. The Analyzer utilizes a light emitter capable of emitting various wavelengths visual to the human eye. This excludes ultraviolet and infrared wavelengths. A high resolution detector/camera then captures several hundred images, looking for fluorescence from the activated aptamers. Those images are then analyzed by internal software for the presence of the fluorescence. If fluorescence of the correct wavelength is detected, then the Analyzer yields a positive test result.

The Analyzer, when used with the Test Chips, is capable of detecting more than one target molecule. The Analyzer will be able to detect and discern multiple target molecules after the FLA has bound to them.

Facible is working to develop an Analyzer that costs less than $500 to customer.

The Q-LAAD COVID Test:

As of the Date of this Offering Circular, the Company is directing its immediate research and development efforts for use as a SARS-CoV-2 test. The Company believes that SARS-CoV-2 will persist in the world for the foreseeable future, and has adapted the Q-LAAD Technology to test for certain proteins prevalent in the SARS-CoV-2 virus, including various variants such as the Omicron variant.

The Q-LAAD COVID Test is designated as an “in vitro diagnostic” by the FDA. “In Vitro Diagnostics are defined by the FDA as “tests done on samples such as blood or tissue that have been taken from the human body. In vitro diagnostics can detect diseases or other conditions, and can be used to monitor a person’s overall health to help cure, treat, or prevent diseases.” The Company has already conducted a Phase I clinical trial for the Q-LAAD COVID Test.

The Company will use the Proceeds of this Offering to seek Emergency Use Authorization (“EUA”) for the Q-LAAD COVID Test.

The Company’s internal research have yielded the following results for the Q-LAAD COVID Test:

• High throughput, laboratory-run test;

• Able to run up to 29 patient samples in 20 minutes. This is significantly faster than any other COVID test on the market;

• The Q-LAAD COVID test Categorized as an antigen test but testing has shown that the Q-LAAD COVID Test performs at the levels of sensitivity and accuracy on par with leading Polymerase Chain Reaction (“PCR”) tests:

• Can be run on a standard plate reader that is readily available and already deployed into most labs;

• Usability testing has shown the test is easy to run and provides definitive results without the need for technician interpretation.

Sensitivity

The Q-LAAD COVID Test showed 97% sensitivity in the Company’s clinical trials. This is well above the 80% FDA requirement for antigen tests. The Company’s COVID Test has a sensitivity range greater than other antigen tests on the market. The Q-LAAD COVID Test has shown results similar to the best PCR tests, in both sensitivity and range.*

Specificity

Q-LAAD COVID Test shows 100% specificity in Company clinical trials.*

*Clinical validations (N=65) demonstrated a Sensitivity of 97% (N=31, 95% C.I. = 0.84 – 0.99) and Specificity of 100% (N=34, 95% C.I. = .90 – 1.00). Confidence intervals were calculated using the Wilson method.

Ease of Use/User-Friendly

The Company’s extensive usability testing has demonstrated, that trained laboratory technicians can be trained well enough to achieve optimal results in a few hours. This test is easier to run than any PCR test on the market. And the plug-and-play design of our POC test will be simple enough for use by people with no laboratory training.

Speed of Testing and Results

Q-LAAD COVID Test takes around 20 minutes to run 29 samples concurrently. Our POC test will be less than a 5-minute run time. The Company will continue to study and develop the Q-LAAD Technology to meet this benchmark

Our SARS-CoV-2 test uses a standard plate reader that is already available in many labs. Our current test requires cold chain sample handling if the test isn’t run within 90 minutes of collection. However, our POC chip allows us to bring the analysis equipment closer to the point of collection and will remove the need for cold chain sample handling. We are looking to develop our own analyzer that would eventually be able to meet the equipment-free standards: low cost, battery power, easily disposable etc.

Q-LAAD 6 Pathogen Point-Of-Care Panel

The Company will direct a significant amount of the Proceeds to development of a 6 pathogen point-of-care panel (the “6 Pathogen POC Panel”) that tests for the presence of Influenza A+B, SARS-CoV-2, Streptococcus pneumonia, meningococcal pneumonia, RSV.

The intention is to use the 6 Pathogen POC Panel as a first product to further develop standardized point-of-care systems whereby additional types of tests can be brought to commercial use (collectively, “POC Panels”). By developing the POC Panels the Company will bring hospital-grade diagnostics to the point-of-care. The POC Panel tests be run in urgent care clinics, pharmacies, and eventually at home.

All POC Panels will have consumables in the form of one or more test chips (“Chips” or “Test Chips”). These Test Chips will have the relevant FLAs for the target pathogens within them, so all the technician is required to do is insert the sample into the Test Chip and the Test Chip into the Analyzer.

Facible will manufacture the Test Chips and the Analyzers. The Company may use third-party manufacturers to produce one or more parts of the Company’s products. The Company will ensure that any third party manufacturers are ISO 13485:2016 compliant.

Future anticipated projects, POC Panel Tests

In addition to the 6-Pathogen POC Panel, the Company also intends to develop POC Panels for (1) a 15+ pathogen respiratory panel; (2) a 30+ pathogen respiratory panel; (3) a 9 pathogen urinary tract infection panel; (4) an antibiotic resistance marker urinary tract infection panel; (5) and an inflammation biomarker urinary tract infection panel. These anticipated panels are not currently in development as of the date of this Offering Circular, but the Company will use a significant amount of the Proceeds to develop these POC Panels.

Intellectual Property

The Company currently has two pending utility patents and one provisional patent with the United States Patent and Trademark Office.

Market for POC Tests

The global human health point-of-care diagnostics market is projected to reach USD $50.6B by 2025 while global diagnostic testing across all industries is already a $436B+ market. Technological advancements in point-of care devices, rising incidence of infectious diseases, and increase in the investments by key players are the primary factors driving the growth of the point-of-care diagnostics market. Approximately 28-38% of all visits to emergency care facilities, and up to 40% for urgent care clinics are for respiratory diseases. Respiratory testing currently falls into two camps: lateral flow rapid tests like strep and influenza, and complete PCR panels that test multiple pathogens and must be run in a high-complexity labs (hospital, reference, university, etc.). Lateral flow tests require a sacrifice in accuracy, and complex panels are expensive and take an hour or more to provide results.

CLIA, or CLIA equivalent labs, have had large volume demands due to the COVID pandemic. The Company intends to sell the Tests both domestically in the United States and internationally. The Company intends on directing sales and marketing efforts to large customers such as ports of entry, large employers, large facilities, and venues such as stadiums. Future products will be designed for the needs and uses of smaller scale customers such as point-of-care facilities and smaller rural laboratories This includes emergency care, urgent care clinics, general hospitals, long-term care facilities, telehealth facilities, private practice clinics, laboratories, and pharmacies.

Market For Q-LAAD COVID Tests

COVID testing market is estimated to be $11.4B (USD) with a Compound Annual Growth Rate of 7.9%. The current Q-LAAD COVID test will address a small fraction of the multi-billion market with the ability to detect the presence of SARS-CoV-2 protein markers with gold standard sensitivity. The ability to test high volumes during surges in demand is an added value that has potential to generate $100M+ a year in revenue from domestic or international sources. The market for the future 6-Panel POC Tests has an estimated market size of $1B+ with over 400M confirmed cases of the tests pathogens each year globally, not including COVID cases.

Competition

Biodiagnostics is a crowded field. Rapid diagnostics are controlled by large companies like Roche, Abbot Laboratories, Siemens, Becton Dickinson, Johnson & Johnson, and Quidel.

To disrupt the market and these competitors, The Company will need to demonstrate a significant advancement in diagnostic technology, in cost and efficiency. The results of the clinical trials for the Q-LAAD COVID Test show that the Q-LAAD Technology currently outperforms other antigen tests and are on par with gold-standard PCR tests without sacrificing the advantages of antigen tests, namely speed and cost-effectiveness.

The Company recognizes that that no matter how superior the Q-LAAD Technology is, it is unlikely to materially disrupt the biodiagnostics market. This is due to extensive resources of large institutional competitors. Even though the Company will endeavor to commercialize the Q-LAAD Technology on its own, the Company will be open to licensing the Q-LAAD Technology, or partnering with large institutional competitors.

Employees

As of the date of this Offering Circular the Company has eight (8) full time and two (2) part time employees.

Special Characteristics of the Company, Regulatory Environment

CLIA Labs and CMS

The Company is developing its Q-LAAD Technology for use in Clinical Laboratory Improvement Amendments (“CLIA”) certified laboratories (“labs”). Three agencies are responsible for the regulation of CLIA labs – the Food and Drug Administration (“FDA”), the Center for Medicare and Medicaid Services (“CMS”), and the Center for Disease Control and Prevention (“CDC”). For purposes of the Company’s intended use of the Proceeds, the Company is only concerned with FDA approval insofar as the Tests are required to be approved by the FDA before they can be used to diagnose disease in humans.

The Company will seek to get reimbursement for the Tests from CMS after such has been approved by the FDA.

Current testing at the POC is run using lateral flow antigen tests in clinics. At hospitals and other healthcare facilities they use a combination of antigen tests and PCR assay, we would need to demonstrate similar results at lower costs (pricing and labor together). There is also high value in a test that can be run bedside hospitals and emergency rooms to help understand patient needs more quickly.

FDA Emergency Use Authorization

The Company intends to put the Q-LAAD COVID Tests for Emergency Use Authorization. The Emergency Use Authorization (EUA) allows FDA to help strengthen the nation’s public health protections against chemical, biological, radiological, and nuclear threats including infectious diseases, by facilitating the availability and use of medical countermeasures needed during public health emergencies.

The FDA has identified the SARS-CoV-2/COVID-19 pandemic as a public health emergency, thus opening the path for the Q-LAAD COVID Test to qualify under a EUA.

In vitro diagnostic devices (“IVDs”) are tests performed on samples taken from the human body, such as swabs of mucus from inside the nose or back of the throat, or blood taken from a vein or fingerstick. IVDs can detect diseases or other conditions and can be used to monitor a person's overall health to help cure, treat, or prevent diseases.

There are several types of SARS-CoV-2 and COVID-19 related IVDs:

  Diagnostic Tests: Tests that detect parts of the SARS-CoV-2 virus and can be used to diagnose infection with the SARS-CoV-2 virus. These include molecular tests and antigen tests.
  Serology/Antibody and Other Adaptive Immune Response Tests: Tests that detect antibodies (for example, IgM, IgG) to the SARS-CoV-2 virus or that measure a different adaptive immune response (such as, T cell immune response) to the SARS-CoV-2 virus. These types of tests cannot be used to diagnose a current infection.
  Tests for Management of COVID-19 Patients: Beyond tests that diagnose or detect SARS-CoV-2 virus or antibodies, there are also tests that are authorized for use in the management of patients with COVID-19, such as to detect biomarkers related to inflammation. Once patients are diagnosed with COVID-19 disease, these additional tests can be used to inform patient management decisions.

The Company’s Q-LAAD COVID Tests are classified as antigen tests by the FDA.

FDA In Vitro Diagnostic Device Approval Process

The Company’s Q-LAAD Technology is classified by the FDA as an In Vitro Diagnostic device.

In addition to the EUA process, the Company will seek to get the Q-LAAD Technology based-products approved under traditional FDA processes. IVD’s, as medical devices, are subject to approval by the FDA either through the 510(k) Premarket Approval process or the De Novo Review process.

The Company intends to go through the Pre-Submission Process with the FDA prior to making the determination on whether to file as a Pre-Market Notification 510(k) Class II or De Novo device.

The Pre-Submission process is appropriate for situations such as the following:

-The device involves new technology, a new intended use, or a new analyte and it will be helpful to familiarize the FDA with the novel features in advance of the submission;

-Assistance is needed in defining possible regulatory pathways;

-The studies involve complex data and/or statistical approaches;

-The predicate or reference method is unclear or uncertain; or

-The new device is a multiplex device capable of simultaneously testing a large number of analytes.

A sponsor should submit a Pre-Submission if they would like the FDA's thoughts on their studies or proposals prior to starting the studies. The potential benefits of submitting a Pre-Submission are:

-To begin a dialogue with the FDA and promote greater understanding;

-To reduce the cost of research studies by focusing in on the important information needed for the FDA's approval (or clearance) and eliminating unnecessary or burdensome studies, and

-To facilitate the review process for the future marketing application since the FDA will already be familiar with the device.

Pre-Submissions and associated meetings are strictly voluntary, and any comments or recommendations made in the review of protocols or during these meetings are not binding on the manufacturer or the FDA.

510(k) Premarket Notification

If, after the Pre-Submission process, the FDA and Company deem that the device requires the submission of a Premarket Notification 510(k), the Company will be prohibited from commercially distributing the device until the Company receives a letter of substantial equivalence from FDA authorizing the Company to sell commercially. A 510(k) must demonstrate that the device is substantially equivalent to one legally in commercial distribution in the United States: (1) before May 28, 1976; or (2) to a device that has been determined by FDA to be substantially equivalent.

The 510(k) Review Process for IVD devices

For IVDs, the review of a 510(k) includes an evaluation of the analytical performance characteristics of the new device compared to the predicate, including (1) the bias or inaccuracy of the new device; (2) the imprecision of the new device; and (3) the analytical specificity and sensitivity.

The types of studies typically used to demonstrate substantial equivalence may include the following:

-In the majority of cases, analytical studies using clinical samples (sometimes supplemented by carefully selected artificial samples) are sufficient.

-For some IVDs, the link between analytical performance and clinical performance is not well defined. In these circumstances, clinical information may be warranted.

-FDA rarely requires prospective clinical studies for IVDs, but regularly requests clinical samples with sufficient laboratory and/or clinical characterization to allow an assessment of the clinical validity of a new device. This is usually expressed in terms of clinical sensitivity and clinical specificity or agreement.

The De Novo Classification for IVD devices

If the Company determines, after the Pre-Submission process, that the Q-LAAD Technology is not substantially equivalent to a predicate device, the Company will pursue a De Novo Classification.

The De Novo process provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. De Novo classification is a risk-based classification process.

Devices that are classified into class I or class II through a De Novo Classification Request (De Novo request) may be marketed and used as predicates for future 510(k) premarket notification submissions, if necessary. This means that it may be prudent to initially pursue a De Novo Classification for the Q-LAAD Technology at this early stage, so the Company can file 510(k) premarket notifications for its future products.

The De Novo Classification Request includes the following information:

(1) Administrative Information, such as the device's intended use, prescription use or over-the-counter use designated, etc.

(2) Device Description, which includes but is not limited to technology, proposed conditions of use, accessories, and components.

(3) Classification Information and Supporting Data:

-Clinical data (if applicable) that are relevant to support reasonable assurance of the safety and effectiveness of the device.

-Non-clinical data including bench performance testing.

-Information on the reprocessing and sterilization, shelf life, biocompatibility, software, electrical safety and electromagnetic compatibility, animal study, literature (if applicable); and

-A description of the probable benefits of the device when compared to the probable or anticipated risks when the device is used as intended.

The Company will be required to collect and submit this data prior to submission.

Quality System Regulation and Good Manufacturing Practices

After approval of the Q-LAAD Technology-driven products by the FDA, the Company will be subject to FDA Quality Systems Regulation (“QS Regulation”) and Good Manufacturing Practices” (“GMPs”) Manufacturers must establish and follow quality systems to help ensure that their products consistently meet applicable requirements and specifications known as current good manufacturing practices. Continued Compliance with these QS Regulations and GMPs is an ongoing duty of the Company. On February 23, 2022, the FDA proposed a regulation which would incorporate the international standard specific for medical device quality management systems set by the International Organization for Standardization (ISO), ISO 13485:2016 Medical devices – Quality management systems – Requirements for regulatory purposes. The Company intends to use contract manufacturers. All of these contract manufacturers will be required by the Company to be ISO 13485:2016, and thus compliant with FDA GMP.

The Company does not anticipate that this proposed regulation will affect the operations of the Company, since the Company intended on complying with ISO 13485:2016 prior to the proposed rule change in development of its facilities.

Plan of Operations

  Apply for Emergency Use Authorization with the FDA for the Q-LAAD COVID Test(s);
  Engage in Research and development for the Q-LAAD Technology POC Platforms;
  Undergo the Pre-Submission Process with the FDA;
  Apply for Premarket Notification or De Novo Review with FDA;
  Execute Clinical Testing for Premarket Notification or De Novo Review;
  Receive approval by the FDA for commercial use of the Q-LAAD Technology;
  Scale manufacturing capability of the Company, improve internal processes by optimizing the manufacture of the Test Chips and Analyzers; Scale sales and distribution activities.

The Company anticipates this Plan of Operations will take approximately $25,000,000-$31,000,000 to execute. The Company is not reasonably able determine the costs of each step at this time due to the conditionality of the FDA Review Process.

DESCRIPTION OF PROPERTY

As of the Date of this offering Circular, the Company does not own real property or business personal property of material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE ISSUER

The following is a discussion of the financial condition of the Company. On April 25, 2022 the Company executed a conversion from FACible BioDiagnostics LLC, a Delaware limited liability company, to Facible BioDiagnostics, Inc. a Delaware Corporation. This conversion occurred after the end of FY2021 on December 31, 2021 – therefore, all figures and disclosures for this section will be that of FACible Biodiagnostics LLC. For this reason, references to the “Company” will include Facible Biodiagnostics LLC and Facible BioDiagnostics, Inc. only throughout this section.

Components of Results of Operations

The following discussion of our financial conditions and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. The Company’s actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2021.

Revenue/Net Loss from Operating Activities

The Company is, and has been, solely focused on further development of the Q-LAAD Technology. As of the date of this Offering Circular, the Company has never been profitable. In FY2021 the Company had a Net loss of $6,377,124. In FY2020 the Company had a Net loss of $1,538,604. This represents an increase in Net loss of $4,838,520 or 314%.

Loss from operations increased by $145,780. This increase comes from the increased labor costs to move manufacturing forward, build sales and service resources, and regulatory to submit and move our high throughput lab test to the FDA.

The additional $4,692,740 included in Net loss derives from the fundraising method employed by the Company. This $4,692,740 was raised through the sale of SAFEs to investors. The money that was raised during 2019 and 2020 used a standard SAFE agreement that did not contemplate additional round of fundraising. Each round was drafted as to not dilute the previous round, something that made subsequent rounds of SAFEs punitive to the company.

Before raising the 2021 SAFE agreements an amendment was drafted for the original two SAFE rounds to fix the price of these rounds to treat additional rounds the same as typical follow-on money. This triggered the loss on extinguishment of debt of $4,692,740.

As of the date of this Offering Circular, the Company has not had revenues.

Operating Expenses

The Company classifies its Operating Expenses as research and development, salaries, contractor, and other compensation, depreciation and amortization, general and administrative, rent, legal and accounting, utilities and insurance, marketing and advertising, travel, and other expenses. In FY2021 the Company had Operating Expenses totaling $2,205,884. In FY2020 the Company had Operating Expenses totaling of $1,813,604. This represents an increase in Operating Expenses of $392,280 or 21.63%. The reason for this increase is an increase in Company expenditures for sales and marketing efforts, regulatory and legal expenses, manufacturing setup and prototyping, and a substantial increase in depreciation and amortization of purchased assets for our laboratory.

Conversion

On April 25, 2022 the Company executed a conversion from FACible BioDiagnostics LLC, a Delaware limited liability company, to Facible BioDiagnostics, Inc. a Delaware Corporation.

The Company has authorized 140,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), consisting of (1) 102,384,379 shares of Class A Common Stock, 29,346,045 shares of which were issued and outstanding immediately after the Conversion; and, (2) 18,775,000 shares of Class B Common Stock all of which were issued and outstanding immediately after the Conversion.

The Company has authorized 18,840,621 shares of Series A Preferred Stock, $0.001 par value per share (the “Preferred Stock”), 18,840,621 shares of which were issued were issued and outstanding immediately after the Conversion.

The Company has reserved 12,583,654 shares of Class A Common Stock for issuance to Officers, Directors, employees, and consultants of the Company pursuant to Stock Option and Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders. None of such reserved shares of Class A Common Stock are issued and outstanding as of the date of this Offering Circular.

Prior to the conversion to a corporation, the Company raised $4.79 Million from third-party investors pursuant to Modified Simple Agreements for Future Equity (a “SAFE”). To eliminate these SAFEs prior to this Offering, the Company authorized 18,840,621 Shares of Series A Preferred Stock concurrent to the conversion to a corporation. In this Certificate of Designation, the Company indicated that an aggregate of 18,840,621 shares of Series A Preferred Stock shall be issuable to the holders of the SAFEs which collectively had an aggregate original issue price of $4,790,000, in exchange for such holders’ cancellation or conversion of the SAFEs. See Exhibit 2 “Certificate of Incorporation and other documents”

In April 2022 all SAFE agreement were converted to Preferred Shares before the current fundraising round. All of the debt associated with the SAFE agreements were converted to equity at that time.

Research and Development Expense

The Company’s research and development efforts are focused on the continued development of in-vitro BioDiagnostics, including in preparation of human clinical trials. Research and development expenses consist primarily of materials, equipment, and manufacturing costs to design, develop, and test the in-vitro BioDiagnostics in clinical settings. Also included are parts, tools and equipment acquired to produce prototypes for testing.

In FY2021, the Company spent $923,123 on research and development expenses. In FY2020, the Company spent $941,223 on research and development expenses. This represents a decrease of $18,100 or 1.92%. The reason for this decrease is increased research and development activities by the Company in FY2021 less consumables for the validation and verification phase of development which started early 2021.

The Company anticipates that the Company will increase these expenses significantly upon a successful Offering as the Company will receive emergency use authorization by the FDA prior to the traditional IVD approval pathway. (see “Description of the Business” above).

Salaries and benefits

In FY2021, the Company spent $888,522 on salaries, contractor and other compensation expenses. In FY2020, the Company spent $626,428 on salary and benefit expenses. This represents an increase of $242,094 or 38.65%. The reason for this increase is the additional staffing for manufacturing capacity expansion, the research team, and business operations team.

Due to Shareholders

On December 31, 2019 19,056,250 Common Units were outstanding, with a total balance Due to Members of $171,495.

On December 31, 2020 20,316,250 Common Units were outstanding, with a total balance Due to Members of $1,497,550. This represents an increase of 1,260,000 Common Units and $1,326,055 or 873%. This increase can be tied to issuing founders’ equity units in addition what was already owned to both founders and key employees. These equity units, as issued, were both common units an incentive units.

On December 31, 2021 462,982 Common Units were outstanding, with a total balance Due to Members of $7,637,691. This represents an increase of $6,140,141 or 410%. These additional units were incentive units for employees and consultants. The increased value is based on the increase to the value of the Company equity.

Restricted Stock Units

Between April 1, 2019 and February 5, 2021, the Company issued 5,240,420 profits interests (to members and service providers of the Company.  These profits interests were issued with the intent that they would be treated as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-34 I.R.B.191, and any Treasury Regulations, revenue rulings or procedures, notices or other guidance governing transfer of partnership equity in connection with the performance of services. These profits interests are discussed in the Company’s financial statements in Note I to the balance sheet.

On April 25, 2022 the Board of Directors ratified a 1:1 conversion of the LLC’s previous incentive units (issued January 2020) to restricted stock units (“RSUs”) for holders of the previous LLC incentive units. These RSUs are convertible into Class A Common Stock Shares at a conversion rate of 1:1 or at the fair market value of one Share of Class A Common Stock. Additionally, the Board authorized the grant of additional RSUs to Steve Burden, Brent Fawson and Clementine Bohachek. The total number of RSUs granted to these three persons equaled 981,730.

On October 7, 2021, the Company filed a Form 8832 with the Internal Revenue Service (“IRS”) requesting late election relief and electing to be taxed as a C-Corporation effective January 1, 2020.  The IRS subsequently accepted the Company’s Form 8832 converting the Company’s tax status from a partnership to a C-Corporation effective January 1, 2020.  As a result of this late tax election, a technicality occurred causing the profits interests to either extinguish or to be void ab initio.  This is because profits interests are a creature of partnership tax law and the Company elected retroactively to be treated as a C-Corporation for tax purposes.

In an attempt make these profits interest holders whole, the Company issued a total of 5,240,420 RSUs to these individuals pursuant to its 2022 Stock Option and Equity Incentive Plan.  The

Restricted Stock Unit Agreements memorializing the grants included a liability waiver related to the profits interests being extinguished or void, but the liability waiver may be limited by applicable law.  As such, the Company cannot and has not eliminated all possible liability exposure related to the profits interests.

Liquidity and Capital Resources

As of December 31, 2021, the Company had cash of $449,114, total assets of $1,432,437. On December 31, 2020, the Company had cash of $68,655 total assets of $601,404. This represents an increase in $380,459 (or 554.16%) in cash and $831,033 (or 138.18%) in total assets.

The Company will have additional capital requirements during fiscal year 2022 to conduct the human clinical testing and execute the other anticipated uses of the Proceeds (see “Use of Proceeds” above. Therefore, the Company will attempt to raise additional capital through the sale of its securities in this Regulation A+ offering. The Company’s initial offering is for a maximum of 6,896,552 Common Shares at price of $5.80 per Share, with potential aggregate gross Proceeds of $40,000,000.

There can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future capital requirements. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce, delay, scale back or discontinue the development of its technologies and patents or discontinue operations completely.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors

Name	Position	Age	Term of Office	Approx. Hrs. Per Week
Dr. Steven Burden, Ph.D.	Chairman of the Board, Director	38	March 2019 – Present	Full Time
Matthew Hawkins	Director	46	March 2019 – Present	1
Casi Wyatt	Director	49	March 2019 – Present	1
Eric Hayden	Director	43	March 2019 – Present	1

Officers

Name	Position	Age	Term of Office	Approx. Hrs. Per Week
Steven Burden	Chief Executive Officer, President	38	March 2019 – Present	Full Time
Dr. Clementine Gibard Bohachek, Ph.D.	Chief Science Officer	33	March 2019 – Present	Full Time
Brent Fawson	Chief Operating Officer, Secretary	45	January 2020 – Present	Full Time
Micah Kormylo	Chief Revenue Officer	39	January 2020 – Present	5

Significant Employees

Name	Position	Age	Term of Office	Approx. Hrs. Per Week
Hunter Covert	Lead Clinical Scientist/IP Liaison	36	2019 - Present	Full Time

Directors:

Dr. Steven Burden Ph.D. Founder, Director, Chief Executive Officer, President

Education and Experience

Steven started his career as a Medical Laboratory Scientist. Steven then moved on to study in Certified in clinical Laboratory Science & Immunology and also obtained a PhD in Biomolecular Science. Steven holds a BS from Brigham Young University, Medical Laboratory Technician Certificate from the University of Utah, and a PhD in Biomolecular Science from Boise State University.

Duties of Steven Burden with the Company as CEO: Making major corporate decisions; Managing the overall operations and resources of the Company; Acting as the main point of communication between the Board of Directors and corporate Officers: Scientific visionary

Matthew Hawkins, Director

Matthew has a BS in Finance from Brigham Young University and an MBA from Massachusetts Institute of Technology. Matthew is the principle at Hawkins Capital, and the CEO of Hawkins Homes & Communities as well as Snap Finance, a fintech payment solution for individuals with credit challenges.

Casi Wyatt, Director

Casi Wyatt is board certified in Infectious Diseases and Internal Medicine. She is a Fellow of the Infectious Diseases Society of America. Her clinical interests focus on general infectious diseases with a special interest in skin infections, joint infections, infections in immunocompromised patients, and travel medicine. She earned her bachelor’s degree from the University of Colorado and her medical degree from Midwestern University Arizona College of Osteopathic Medicine. She completed her internal medicine residency, chief resident year and infectious diseases fellowship at the University of Iowa Carver College of Medicine.

She continues to work with both Saint Alphonsus Health System and St. Luke’s Health System regarding Infection Prevention Initiatives and COVID-19 response. She currently is a member of the Idaho State Covid-19 Vaccine Advisory Committee. She is also a member of the Infectious Diseases Society of America Quality Committee.

Eric Hayden, Director

Eric is an Assistant Professor for the Department of Biological Sciences at Boise State University. Eric has a BS in Chemistry from Linfield College and a PhD in Chemistry from Portland State University. He is a post doctorate scholar from University of Zurich, Switzerland and Sanford University. He is the founder of the Hayden lab which researches the design and laboratory evolution of RNA in order the discover molecules with potential biomedical and biotechnical applications. This research also contributes to the understanding on how life evolves, even from its earliest chemical beginnings. Eric has also collaborated with Dr. Matt Ferguson to conduct single-molecule florescence microscopy of RNA processing events inside living Eukaryotic cells.

Officers:

Clementine Gibard Bohachek, PhD, Co- Founder & Chief Science Officer

Education and Experience

Clementine Gibard Bohachek, Ph.D. (“Clém”) is licensed in both biology and chemistry, and holds a Masters Degree in Bio-Organique and Bio- Inorganique Chemistry from Université Joseph Fourier, France. She earned her PhD in organometallic chemistry with honors, from Université Blaise Pascal in France in 2014 and spent 2.5 years doing her post-doctorate work at the Scripps Research Institute. Clém's work has been published 14 times including 2 publications in the prestigious Nature Chemistry journal. Prior to joining Facible, she served as Co-Director of the French Biobeach networking organization for US and French biotech communities.

Duties of Clementine as CSO: Setting research priorities; Overseeing scientific operations; Representing the scientific interest of the Company.

Brent Fawson, Chief Operating Officer, Secretary

Education and Experience

A serial entrepreneur for the past 20+ years, Brent specializes in helping companies operationalize their product offerings and take them to market. Brent has extensive experience with companies in Real Estate/Construction, SAAS, Consumer Goods, Educational Tools & Media. Brent joined Facible because he saw an opportunity to leave a lasting impact on the lives of people who needed it, something he came to appreciate as the Co-Founder of Saalt. Brent has a BS in Electrical Engineering from Brigham Young University.

Duties of Brent Fawson with the COO: Design and implement business operations; Establish policies that promote Company culture and vision; Oversee financial operations; Oversee product development; Managing operational staff.

Micah Kormylo, Chief Revenue Officer

For over a decade Micah has led large complex sales teams tasked with helping the world's pre-eminent healthcare organizations find solutions to their most complex and high stakes challenges. A master relationship builder, Micah is inspired by his own personal experience with top-tier healthcare and the dramatic impact improvements in medical testing and procedures can have. Micah holds a BA from Boise State University.

Duties Micah Kormylo as CRO: Customer and client relations; Recruitment and hiring; Maintenance of sales staff.

Significant Employees:

Hunter Covert - Head of Research & IP

Hunter helped found Facible because of his passion for emerging infectious diseases and his first-hand experience with the need for improved diagnostic testing stemming from his post-doctorate work at the Boise Veterans Affairs Medical Center. During his postdoc, Hunter studied Adenovirus infections and its contribution to Acute Respiratory Disease Syndrome (ARDS). An experienced micro and molecular biologist, Hunter’s post-graduate work focused on cell-signaling pathways involved in metastatic breast cancer, and the role of inflammatory cytokines on breast cancer stem cells. Hunter also brings crucial experience in Intellectual Property protection. Hunter holds a BS in Biology, and a PhD in Biomolecular Sciences from Boise State University.

Duties of Hunter Covert as Head of Research & IP: Design and manage research and PD studies; Purchasing agent for science side of business; Intellectual Proceeds strategy and implementation.

Legal Proceedings Disclosure

There are no legal proceedings to disclose on behalf of the Company, its Directors, or Officers, including but not limited to bankruptcy, civil, or criminal proceedings.

Family Relationship Disclosure

Danielle Burden is an employee of the Company. Steve Burden and Danielle Burden are husband and wife. Matthew Hawkins is Brother-in-law to Steve Burden.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Name	Capacities in which Compensation was Received (FY2020)	Cash Compensation	Other Compensation (Cash Value)	Total Compensation (FY2020)
Steven Burden	CEO	$68,000	$600	$68,600
Clementine Gibard Bohachek	CSO	$70,300	$600	$70,900
Brent Fawson	COO	$27,000	$600	$27,600
Micah Kormylo	CRO	$40,000	$100	$40,100

Increases to Compensation for the Officers/Stock Option Plan

Stock Option Plan

The Company adopted the Facible BioDiagnostics, Inc. 2022 Stock Option Equity Incentive Plan (the “SOP”). The Company has reserved 12,583,654 Shares of Class A Common Stock for the SOP. The minimum exercise price per Share for SOP stock options is the fair market value of a Class A Common Stock Share at the time of exercise.

As of the Date of this Offering Circular, the Company has not issued Stock Options.

The Company has issued Restricted Stock Units to Officers and Directors. Please the Section titles “Dilution” above.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of Class	Name	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of class
Class A	Steven Burden	16,025,000	422,436	73.6%
Class B	Steven Burden	16,025,000	0	85.35%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Issuer has not engaged in any transaction or transactions that require disclosure under Item 13 of the Form 1-A.

DESCRIPTION OF THE SECURITIES

As of the Date of this Offering Circular, the Company has three outstanding classes of securities: (1) Class A Common Stock; (2) Class B Common Stock; (3) Series A Preferred Stock. The following is a discussion regarding the various rights associated with each class.

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock of all classes of capital stock that the corporation is authorized to issue is 140,000,000 shares. The authorized capital stock is divided into 102,384,379 Shares of which are designated Class A Common Stock having a par value of $0.001 per share, 18,775,000 shares of which are designated Class B Common Stock having a par value of $0.001 per share, and 18,840,621 shares of Preferred Stock having a par value of $0.001 per share.

The Company is only offering Class A Common Stock through this Offering.

Dividend Rights

Preferred Stock

The holders of Series A Preferred Stock shall not be entitled to receive any dividends paid on the Common Stock. This does not apply to stock dividends, for which Preferred Shares are entitled to all stock dividends.

Class A Common Stock

Only the holders of shares of Class A Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors

Voting Rights

Class A and Class B Common Stock

The holders of outstanding shares of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote on all matters requiring stockholder action; provided, however, that the holders of Class B Common Stock, voting as a separate class, shall have the power to elect one (1) director.

On each matter on which holders of Class A Common Stock are entitled to vote, each outstanding share of Class A Common Stock will be entitled to one (1) vote.

On each matter on which holders of Class B Common Stock are entitled to vote, each outstanding share of Class B Common Stock will be entitled to nine (9) votes.

Class A Common Stock and Class B Common Stock vote together and not as separate series or classes. There is be no cumulative voting.

Preferred Stock

The holders of Preferred Stock have will have one (1) vote and are entitled to vote on all matters along with Class A and Class B Common Stock (1) voting as a separately as a class for a Director;

(2) to amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock; (3) effect any reclassification of the Preferred Stock; (4) or as otherwise required by law. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one (1) vote

For items (2), (3), and (4) – the holders of the Preferred Stock must have an affirmative vote of 66-2/3% of outstanding Preferred Stock.

Voting Agreement

The Company, and Shareholders, have enacted a Voting Agreement for which all Shareholders, as of the date of this Offering Circular, will be subject. This Voting Agreement applies to transferees of Preferred Stock and any person who purchases more than 1% of the Company’s then outstanding capital stock. Prior to the issue of 1% or more of the Company’s then outstanding capital stock, and Investor will be required, as a condition precedent, to adopt the Voting Agreement.

The Voting Agreement calls for stockholders to vote all of their Shares for acts including, but not limited to: (1) Composition of the Board; (2) Authorization to increase amount of Common Stock; (3) To vote in favor of the sale of the Company (Drag-Along right) upon a majority vote.

The Voting Agreement and Right of First Refusal are attached hereto as Exhibit 3 within the Exhibit titled “Instruments Defining the Rights of Shareholders”.

Right of First Refusal and Co-Sale

The Company, and the Shareholders (as of the Date of this Offering Circular), have enacted the Right of First Refusal and Co-Sale Agreement. In this Agreement all stock held persons who fall under the definition of a “Key Holders” are subject to a right of first refusal held by the Company, if the Key Holder wishes to transfer the stock to a third party. The Company will be able to exercise the Right of first refusal on the same terms as offered to the third party. The Key Holder must notify the Company 45 days before the proposed transfer.

The term “Key Holders” is defined as Class A and Class B Common Stock Holders as of April 25, 2022. Investors in this Offering are not included in the definition of “Key Holder”. Future owners of Preferred Stock are also granted the right of co-sale in the event that the right of first refusal is not exercised by the Company. In such an event, the other Key Holders are granted the right to participate in the transfer on a pro rata basis of their ownership of capital of then outstanding stock (all classes). Consideration for the Co-Sale shall be allocated proportionately amongst all participating sellers.

The Right of First Refusal and Right to Co-Sale do not apply to Investors who purchase Shares pursuant to this Offering, or any future offering under Regulation A. See Right of First Refusal and Co-Sale Agreement, Section 3.2 in Exhibit 3 “Instruments Defining the Rights of Shareholders”.

The Voting Agreement and Right of First Refusal are attached hereto as Exhibit 3 within the Exhibit titled “Instruments Defining the Rights of Shareholders”.

Liquidation Rights

Preferred Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, or winding up of the Company.

If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled - the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Class A Common Stock

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Class B Common Stock

Shares of Class B Common Stock shall not be entitled to any dividends or other distributions, including upon liquidation, dissolution or winding up of the affairs of the Corporation.

Sinking Fund Provisions

The Company does not have any sinking fund provisions.

Preemptive Rights

Preferred Stock

The holders of shares of Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

Common Stock

The holders of shares of Common Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

Conversion Rights

Preferred Stock

The holders of the Series A Preferred Stock have conversion rights as follows (the "Conversion Rights"):

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into one (1) fully paid and nonassessable share of Common Stock (the "Conversion Rate"). The Conversion Rate may be adjusted in certain circumstances. Please refer to “Certificate of Incorporation and other Documents” attached hereto as Exhibit 2.

In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. If, after conversion, the amount of Class A Common Stock converted into equals a fractional share, the fraction will be rounded to the nearest whole Share.

Redemption Provisions

Preferred Stock

Neither the Company nor the holders of the Preferred Stock are entitled to any redemption rights with respect to the Preferred Stock.

Common Stock

Neither the Company nor the holders of shares of Common Stock are entitled to any redemption rights with respect to the Common Stock.

Sinking Fund Provisions

The Company does not have sinking fund provisions.

Liabilities to Further Calls

The Shareholders are not subject to future calls.

Cumulative Voting

There is no cumulative voting.

Change of Control (Directors and Officers)

The Board elects the officers of the Company. Each officer shall hold office until his/her death, resignation, retirement, removal or disqualification, or until his/her successor shall have been elected and qualified.

See “Directors, Officers, Significant employees” above for a list of Directors and Officers as of the Date of this Offering Circular.

PART F/S

 Financial Statements and Independent Auditor’s Report

FACible BioDiagnostics LLC

December 31, 2021 and 2020

 INDEPENDENT AUDITOR’S REPORT

To the Members of Facible BioDiagnositcs LLC

Opinion

We have audited the accompanying financial statements of Facible BioDiagnostics LLC (the

“Company”), which comprise of the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of

America (“U.S. GAAP”).

Basis of Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of

America (“U.S. GAAS”). Our responsibilities under those standards are further described in the Auditor’s

Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has not begun generating revenues, and for the years ended December 31, 2021 and 2020, the Company incurred net losses from operations of approximately $1,684,000 and $1,539,000, respectively. Additionally, certain employees have agreed to defer their salary for a period of time beginning in 2021. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions,

misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with U.S. GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

s//: Assurance Dimensions

Jacksonville, Florida

March 28, 2022

FACible BioDiagnostics LLC

Balance Sheets

As of December 31, 2021 and 2020

Assets	2021	2020
Current assets:
Cash	$449,114	$68,655
Prepaid expenses	93,500	—
Inventory	76,857	16,134
Total current assets	619,471	84,789

Property and equipment, net	697,197	459,048
Intangible assets, net	115,769	57,567
Total assets	$1,432,437	$601,404
Liabilities and Member’s Deficit
Current liabilities:
Accounts payable	$91,025	$77,132
Accrued payroll liabilities	173,638	23,322
Total current liabilities	264,663	100,454

SAFE liabilities	8,805,465	1,998,500
Total liabilities	9,070,128	2,098,954

Members’ deficit:
Common units	462,982	225,999
Accumulated deficit	(8,100,673)	(1,723,549)
Total members’ deficit	(7,637,691)	(1,497,550)
Total liabilities and members’ deficit	$1,432,437	$601,404

FACible BioDiagnostics LLC

Statement of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020
Revenues	$-	$-
Grant Income	521,500	275,000

Expenses:
Research and development	923,123	941,223
Salaries, contractor and other compensation	888,522	626,428
Depreciation and amortization	135,815	53,625
General and administrative	87,593	82,977
Rent	70,960	58,776
Legal and accounting	45,808	16,993
Utilities and insurance	24,000	14,585
Marketing and advertising	13,647	9,196
Travel	8,705	7,534
Other expense	7,711	2,267
Total expenses	2,205,884	1,813,604
Loss from operations	(1,684,384)	(1,538,604)
Loss on extinguishment of debt	(4,692,740)	—
Net loss	$(6,377,124)	$(1,538,604)

FACible BioDiagnostics LLC

Statements of Changes in Members’ Deficit

For the Years Ended December 31, 2021 and 2020

	Common Units	Common Units	Accumulated
	Units	Amount	Deficit	Total
Balance at December 31, 2019	19,056,250	$13,450	$(184,945)	$(171,495)
Unit-based compensation expense	1,260,000	212,549	—	212,549
Net loss	—	—	(1,538,604)	(1,538,604)
Balance at December 31, 2020	20,316,250	225,999	(1,723,549)	(1,497,550)
Unit-based compensation expense	1,310,105	236,983	—	236,983
Net loss	—	—	(6,377,124)	(6,377,124)
Balance at December 31, 2021	21,626,355	$462,982	$(8,100,673)	$(7,637,691)

FACible BioDiagnostics LLC

Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

Cash flows from operating activities:	2021	2020
Net loss	$(6,377,124)	(1,538,604)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	135,815	53,625
Unit-based compensation expense	236,983	212,549
Loss on extinguishment of debt	4,692,740	—
Change in cash due to changes in operating assets and liabilities:
Accounts payable	13,893	76,740
Accrued payroll liabilities	150,316	17,694
Prepaid expenses	(93,500)	634
Inventory	(60,723)	(16,134)
Net cash used by operating activities	(1,301,600)	(1,193,496)
Cash flows from investing activities:
Purchase of property and equipment	(370,620)	(491,524)
Investment in intangible assets	(61,546)	(58,682)
Net cash provided by financing activities	(432,166)	(550,206)
Cash flows from financing activities:
Proceeds from the issuance of SAFE liabilities	2,114,225	1,585,000
Net cash provided by financing activities	2,114,225	1,585,000
Net change in cash	380,459	(158,702)
Cash, beginning of year	68,655	227,357
Cash, end of year	$449,114	$68,655
Supplemental and non-cash disclosures:
Cash paid for income taxers	$—	$—
Cash paid for interest	$—	$—

FACible BioDiagnostics LLC

Notes to Financial Statements

December 31, 2021 and 2020

Note A – Nature of Business

FACible BioDiagnostics (“the Company”) is a privately held Delaware limited liability company formed in April 2019, operating in the State of Idaho. The Company is engaged in the business of researching, developing, designing, manufacturing, marketing, distributing and selling biodiagnostics. As of the date of the audit opinion, the Company had not yet received FDA approval and has not begun selling their product.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company periodically reviews new accounting standards that are issued as Accounting Standards Updates (“ASU”) by the Financial Accounting Standards Board (“FASB”). The Company carefully considers all new pronouncements that alter previous U.S. GAAP, and has identified the following new accounting standards that it believes merits further discussion. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a further date are not expected to have a material impact on the financial statements upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheet. It also makes targeted changes to lessor accounting, including a change to the treatment of initial direct leasing costs, which no longer considers fixed internal leasing salaries as capitalizable costs. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which changes the effective date of Accounting Standards Codification (“ASC”) 842 for private companies to years beginning on or after December 15, 2020. Management is evaluating the impact of this ASU on the Company’s financial reporting.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from U.S. GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021. Management is evaluating the impact of this ASU on the Company’s financial reporting.

FACible BioDiagnostics LLC

Notes to Financial Statements

December 31, 2021 and 2020

Note B – Significant Account Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit. The Company deposits cash and cash equivalents with financial institutions which management believes is of high credit quality. At December 31, 2021 and 2020, there were no cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of demand deposits with a financial institution in excess of the $250,000 limit insured by the Federal Deposit Insurance

Corporation (“FDIC”). The Company does not believe it is exposed to any significant credit risk with respect to cash. As of December 31, 2021 and 2020, the Company had $199,114 and $0 in cash in excess of FDIC limits, respectively.

Inventory

Inventory consists of raw materials for our Q-LAAD SARS-CoV-2 test. Inventory is stated at the lower of cost or net realizable value, determined by the first-in, first-out method. Due to the nature of the inventory, management does not believe a reserve is necessary for slow-moving or obsolete inventory at December 31, 2021 and 2020.

Prepaid Equity Raise Costs

The Company capitalizes all costs directly related to a specific equity raise and offsets them against proceeds of the raise when the raise is completed. The Company had a balance of approximately $93,500 in prepaid equity raise costs that are included in prepaid expenses on the accompanying balance sheets as of December 31, 2021. Management has reviewed the costs and has determined they are realizable.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. The Company uses an estimated useful life of five years for lab equipment and seven years for furniture. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset.

Intangible Assets

The Company accounts for intellectual capital, development costs and website development as intangible assets. Intellectual capital is amortized on a straight-line basis over 15 years. Development costs we are amortized on a straight-line basis over their estimated useful lives.

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

Revenue Recognition

As the Company has not begun selling its products, there was no operating revenue for the years ending

December 31, 2021 and 2020.

Grant Income

The Company participates in research funded through grants, and recognizes the income for this research when the services are provided.

Research and Development

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and incentive unit-based compensation for employees, as well as fees paid to outside consultants. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Advertising

Advertising costs are expensed when incurred. Advertising expense totaled approximately $14,000 and $9,000 for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company utilizes an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company’s income tax returns are subject to review and examination by federal and state authorities in accordance with prescribed statutes. When accrued, interest and penalties related to unpaid taxes are included in income tax expense. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2021 and 2020. The Company’s 2019-2021 tax years are open for examination for federal and state taxing authorities.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has a relatively short history and does not currently generate any revenue. For the years ended December 31, 2021 and 2020, respectively, the Company incurred net losses from operations of $1,684,384 and $1,538,604. The net cash used in operating activities for the years ended December 31, 2021 and 2020, respectively, totaled $1,301,600 and $1,193,496. Additionally, certain employees have agreed to defer their salary for a period of time beginning in 2021. As of December 31, 2021, the Company’s has accrued the deferred payments totaling $173,638, and included in accrued payroll liabilities. These matters raise doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. Management plans to sell shares of common stock through private and public offerings. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Property and Equipment

Property and equipment consisted of the following as of December 31:

	2021	2020
Furniture	$20,600	20,600
Lab equipment	844,190	473,570
Leasehold improvements	19,866	19,866
Less: accumulated depreciation	884,656 (187,459)	514,036 (54,988)
Property and equipment, net	$697,197	$459,048

For the year ended December 31, 2021 and 2020, respectively, total depreciation expense was $132,471 and $52,510.

Note E – Intangible Assets

Intangible assets consisted of the following as of December 31:

	2021	2020
Patents	$110,990	49,445
Website development	9,237	9,237
Less: accumulated amortization	120,227 (4,458)	58,682 (1,115)
Intangible assets, net	$115,769	57,567

For the year ended December 31, 2021 and 2020, respectively, total amortization expense was $3,344 and $1,115.

The following is a schedule of the estimated amortization expense for intangible assets over the remaining useful life:

Years ending December 31:
2022	$9,247
2023	9,247
2024	9,247
2025	7,399
2026	7,399
Thereafter	73,230
$115,769

Note F – SAFE Contracts

From 2019 through 2021, the Company offered their investors a Simple Agreement for Future Equity (“SAFE”) contract, which allowed an investor to make an upfront payment for the future right to certain units of the Company’s membership interests. The terms of the SAFE agreements contemplated conversion to SAFE units with the following conditions:

• 2019 SAFE agreements had a post-money valuation cap of $3,000,000 and/or a discount rate of 80% Several of the SAFE agreements also had a royalty payment.

• 2020 SAFE agreements had a post-money valuation cap of $8,000,000 and/or discount rate of 80%.

• 2021 SAFE agreements had a pre-money valuation cap of $20,000,000 and/or discount rate of 80%.

• The 2019 SAFE agreements were amended in 2021 to define the SAFE price as $0.08 per Preferred Unit

• The 2020 SAFE agreements were amended in 2021 to define the SAFE price as $0.21 per Preferred Unit

As a result of the amendments to the SAFE agreements in 2021, the Company recognized a loss on extinguishment of debt as the change in the fair value of the embedded conversion options in the amended contracts were considerably different pursuant to ASC 470-50. The 2019 and 2020 SAFE contracts were adjusted to fair value, and the Company recognized a $4,692,740 loss on extinguishment of debt on the statements of operations for the year ended December 31, 2021.

The key events that will cause conversion of these agreements into future equity include:

Equity Financing – If there is an equity financing before the termination of the SAFE contract, on the initial closing of such equity financing, the SAFE will automatically convert into the number of SAFE preferred units equal to the purchase amount divided by the conversion price.

Liquidity Event – If there is a liquidity event before the expiration or termination of the SAFE, the SAFE will automatically be entitled (subject to the liquidation priority set forth below) to receive a portion of proceeds, due and payable to the investor immediately prior to, or concurrent with, the consummation of such liquidity event, equal to the greater of (i) the purchase amount or (ii) the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity price. If any of the Company’s security holders are given a choice as to the form and amount of proceeds to be received in a liquidity event, the investor will be given the same choice, provided that the investor may not choose to receive a form of consideration that the investor would be ineligible to receive as a result of the investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s security holders, or under any applicable laws.

Dissolution Event – If there is a dissolution event before the termination of the SAFE, the investor will automatically be entitled (subject to the liquidation priority) to receive a portion of proceeds equal to the purchase amount, due and payable to the investor immediately prior to the consummation of the dissolution event.

Liquidation Priority – In a liquidity event or dissolution event, the SAFE is intended to operate like standard non-participating preferred unit. The Investor’s right to receive its cash-out amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into membership interests);

(ii) On par with payments for other SAFEs and/or preferred units, and if the applicable proceeds are insufficient to permit full payments to the Investors and such other SAFEs and/or preferred units, the applicable proceeds will be distributed pro rata to the Investor and such other SAFEs and/or preferred units in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for common units. The Investor’s right to receive its conversion amount is (A) on par with payments for common units and other SAFEs and/or preferred units who are also receiving conversion amounts or proceeds on a similar-as-converted to common units basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are cash-out amounts or similar liquidation preferences).

Termination – The SAFE contracts will automatically terminate (without relieving the Company of any obligation arising from a prior breach of or non-compliance with this SAFE) immediately following the earliest to occur of: (i) the issuance of common stock to the investor pursuant to the automatic conversion of this SAFE under an equity financing; or (ii) the payment, or setting aside for payment, of amounts due to the investor pursuant to a liquidity or dissolution event.

As of December 31, 2021 and 2020, respectively, the Company had raised $4,112,725 and $1,998,500 through these SAFE contracts. These are reflected as liabilities in the accompanying balance sheets. The Company has authorized the issuance of 20,000,000 preferred units. There were no preferred units issued or outstanding as of or for the years ended December 31, 2021 and 2020.

Note G – Members’ Deficit

The Company is authorized to issue 25,000,000 common units and 20,000,000 preferred units. No preferred units have been issued.

The Company has issued 18,775,000 founders shares. As further described in Note J, the Company has issued 2,851,355 and 1,541,250, respectively, of common units related to the Equity Incentive Plan.

Member units have the following characteristics:

Voting – each Member will be entitled in accordance with his or her Membership Interest in the Company to vote.

Distributions – the Managers will determine the amount of cash, if any, available for distribution at such times as the Mangers of the Company deem advisable. The distribution will be based upon all relevant factors, including, but not limited to, the operating expenses and debt service of the Company, sums expended by the Company for capital expenditures and a reasonable reserve for working capital. No distribution will be made if, after the distribution is made, the assets of the Company are less than all liabilities of the Company, except liabilities to Members on account of their contributions. Distributions will be made to the Members and Interest Holders proportion to the Interests in the Company owned by such Member or Interest Holder, as of the date of distribution, unless otherwise agreed by the unanimous vote of the Members.

Note H – Operating Leases

The Company had an operating agreement for the use of a facility with an initial term of one year that expired in July 2020. Beginning in May 2020, the Company entered into an agreement to lease their office and shop facilities through May 2025. Total lease expense for the years ended December 31, 2021 and 2020, respectively, was approximately $71,000 and $59,000, respectively.

The obligations under these operating leases that have remaining terms in excess of one year are as follows as of December 31, 2021:

2022	57,576
2023	59,308
2024	61,092
2025	20,564
$198,540

Note I – COVID and Paycheck Protection Program

In March 2020, Congress established the Paycheck Protection Program (“PPP”) to provide relief to small businesses during the coronavirus pandemic (“COVID-19”) as part of the Coronavirus Aid, Relief, and

Economic Security (“CARES”) Act. The legislation authorized Treasury to use the Small Business Association’s 7(a) small business lending program to fund forgivable loans that qualifying businesses could spend to cover payroll, mortgage interest, rent, and utilities during the “Covered Period” defined as the 24-week period starting on the date the PPP loan proceeds are received. The Company received a PPP loan of $70,978. Upon meeting certain criteria as specified in the PPP program, the loan was eligible for total forgiveness.

In June 2020, the AICPA issued Technical Question and Answer (“TQA”) 3200.18, Borrower Accounting for a Forgivable Loan Received Under the Small Business Administration Paycheck Protection Program. The TQA addresses accounting for not-for-profit entities that believe the PPP loan represents, in substance, a grant that is expected to be forgiven, it may account for the loan as revenue. The TQA further states that if such an entity expects to meet the PPP’s eligibility criteria and concludes that the PPP loan represents in substance, a grant that is expected to be forgiven, it may analogize to International Accounting Standard (“IAS”) 20 to account for the PPP loan. IAS 20 provides a model for the accounting of different forms of government assistance, which includes forgivable loans. Under this model, government assistance is not recognized until there is reasonable assurance (similar to the probable threshold in U.S. GAAP) that any conditions attached to the assistance will be met and the assistance will be received.

The Company applied for and received proceeds of $70,978 through the PPP program in April 2020, and used all of the funds for covered eligible expenses from April 2020 to June 2020. The loan was forgiven in November 2020. In analogizing to IAS 20, the Company considers the PPP loan a grant in 2020, and it is recorded as a reduction of related payroll expenses in salaries, contractor and other compensation on the statements of operations.

Due to the COVID-19 outbreak in 2020, the Company was not closed at any point. Additionally, there were no staff furloughed or terminated due to COVID-19. Overall, the Company was not significantly affected by

COVID-19.

Due to the level of risk this virus may have on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financial statements, however, management does not believe there will be any future impact. In addition, with vaccines and therapeutics coming to market, these will also help to mitigate any potential future losses.

Note J – Incentive Units Plan

The Company adopted an Equity Incentive Plan (the “Plan”) in order to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Company accounts for unitbased compensation in accordance with ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period. The Company uses the Backsolve method to determine the fair value of the incentive units, which uses a Black Scholes Merton as an option-based equation to distribute value between the various securities. The Company used the following key assumptions: expected life of 5 years, expected volatility of 34.70%, and the 5-year U.S. Treasury bill for the risk free rate.

The Plan authorizes up to 6,225,000 units. The incentive units vest over a four-year period, with 25% vesting on the first anniversary of the grant date and 6.25% vesting every three months thereafter, until fully vested. Vesting shall automatically cease as of any termination date. Participants shall have no right in or to any unvested units after the termination date, all of which shall forfeit to the Company. Once the units have fully vested, the unit holder will have the full rights granted to all common unit holders.

A summary of the status of incentive units as of December 31, 2021 and 2020 and changes during the years then ended is present below:

	Common Units	Common Units
	Issued	Vested
Balance, December 31, 2019 Granted	1,125,000 3,915,000	281,250 1,260,000
Balance, December 31, 2020 Granted	1,541,250 200,420	1,541,250 1,310,105
Balance December 31, 2021	5,240,420	2,851,355

Note J – Incentive Units Plan (continued)

Stock-based compensation expense is recognized as the incentive units vest. The Company’s unit-based compensation expense is included in salaries, contractor and other compensation expense and was approximately $237,000 and $213,000 for the years ended December 31, 2021 and 2020, respectively.

Note K – Income Taxes

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2021 and 2020, and no history of generating taxable income. Therefore, full valuation of approximately $565,000 and $276,000 were recorded as of December 31, 2021 and 2020, respectively. Accordingly, no provision for income taxes has been recognized. Deferred tax assets were calculated using the Company’s combined effective tax rate, which is estimated to be 26%.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021 and 2020, respectively, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $2,839,000 and

$1,487,000.

Note L – Subsequent Events

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through March 28, 2022, the date the financial statements were available for issuance, and determined that no items required disclosure.

EXHIBIT INDEX

Exhibit 2A: Certificate of Incorporation and Other Corporate Documents*

Exhibit 2B: Bylaws*

Exhibit 3: Instruments Defining the Rights of Security Holders (Voting Agreement, ROFR and Co-Sale Agreements)*

Exhibit 4: Subscription Agreement*

Exhibit 8: Escrow Agreement*

Exhibit 11: Accountant's Consent*

Exhibit 12: Attorney Letter Certifying Legality*

Exhibit 13A: Testing the Waters Materials 1*

Exhibit 13B: Testing the Waters Materials 2*

Exhibit 13C: Testing the Waters Materials 3*

Exhibit 13D: Testing the Waters Materials 4*

* These Exhibits are included with the Issuer’s previous Form 1-A and Form 1-A/A filings on May 9, 2022 and July 21, 2022.

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Meridian, ID, on August 8, 2022.

(Exact name of the Issuer as specified in its Charter)

Facible BioDiagnostics, Inc.

366 SW 5th Ave, Ste. 104

Meridian, ID 83642

(208) 757-6996

By:

s/Dr. Steven Burden, Ph.D.

Chairman of the Board of Directors, CEO, President of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Incline Village, NV

s/Matthew Hawkins

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Casi Wyatt

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Eric Hayden

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

This Offering Statement has been signed by the following Officers in the capacities and on the dates indicated.

By:

s/Dr. Steven Burden, Ph.D.

CEO, President of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Dr. Clementine Gilbard Bohachek,, Ph.D.

CSO of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Brent Fawson

COO, Secretary of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Michah Kormylo

Chief Revenue Officer of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

By:

s/Dr. Steven Burden, Ph.D.

Chairman of the Board of Directors, CEO, President of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Incline Village, NV

s/Matthew Hawkins

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Casi Wyatt

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID

s/Eric Hayden

Director, of Facible BioDiagnostics, Inc.

(Date): August 8, 2022

Location Signed: Meridian, ID